UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-12477

AMGEN RETIREMENT AND SAVINGS PLAN

(Full title of the plan)

AMGEN INC.

(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan

Audited Financial Statements

and Supplemental Schedules

Years Ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

Amgen Inc., as Named Fiduciary, and the Plan Participants of the

Amgen Retirement and Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2011 and 2010, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) and loans or fixed income obligations in default or classified as uncollectible as of December 31, 2011, and assets (acquired and disposed of within year) and delinquent participant contributions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information is the responsibility of the Plan’s management. The information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

Los Angeles, California

June 14, 2012

Amgen Retirement and Savings Plan

Statements of Net Assets Available for Benefits

	December 31
	2011	2010
Assets
Investments at fair value	$2,565,375,263	$2,467,408,893
Notes receivable from participants	41,582,977	39,056,821
Other, including due from broker	15,455,227	5,286,145

Total assets	2,622,413,467	2,511,751,859

Liabilities
Other, including due to broker	3,654,915	4,339,311

Total liabilities	3,654,915	4,339,311

Net assets reflecting investments at fair value	2,618,758,552	2,507,412,548

Adjustment from fair value to contract value for interests in fully benefit-responsive investment contracts	(9,442,892)	(7,435,631)

Net assets available for benefits	$2,609,315,660	$2,499,976,917

See accompanying notes.

Amgen Retirement and Savings Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2011	2010
Additions to (deductions from) net assets:
Employer contributions	$163,543,169	$149,724,435
Participant contributions	129,944,790	128,595,814
Rollover contributions	7,685,837	7,411,490
Interest and dividend income	32,884,344	24,808,560
Net realized/unrealized gains (losses)	(72,286,657)	286,459,798
Interest income on notes receivable from participants	1,904,717	1,935,517
Benefits paid	(148,072,323)	(109,468,243)
Investment and administrative fees	(6,265,134)	(5,587,820)

Net increase	109,338,743	483,879,551

Net assets available for benefits at beginning of year	2,499,976,917	2,016,097,366

Net assets available for benefits at end of year	$2,609,315,660	$2,499,976,917

See accompanying notes.

Amgen Retirement and Savings Plan

Notes to Financial Statements

December 31, 2011

1.	Description of the Plan

The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The Plan was established effective April 1, 1985 and was most recently amended and restated effective January 1, 2012 and subsequently amended, with the most recent amendment adopted on April 2, 2012. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 5, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $16,500 in 2011 and 2010. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,000 in 2011 and 2010. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.

Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $5,500 in 2011 and 2010. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Contributions (continued)

Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions). In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions).

Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.

Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, no transfers from other investment options can be made to invest in Amgen stock.

The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative which is intended to be compliant with ERISA regulations. At any time participants may elect to alter the investments in their accounts made under a qualified default investment alternative.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Vesting

Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as “earnings”) thereon.

Participant Accounts

Each participant’s account is credited with the participant’s contributions and an allocation of (a) Company Contributions and (b) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Plan Investments

Participants can invest in any of 14 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios primarily invest in publicly traded common and preferred stocks, fixed income securities, and collective trust funds. The asset classes are designed to provide participants with choices among a variety of investment objectives.

Payments of Benefits

Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the value of their account balance in (a) a single payment in cash, (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash), (c) a single distribution paid in a combination of cash and full shares of Amgen stock, (d) cash installments, or (e) a rollover distribution to an eligible retirement plan. If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Payments of Benefits (continued)

Subsequent to termination of employment, participants may also elect to maintain their vested account balance in the Plan, provided that their account balance is greater than $1,000.

Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.

Notes Receivable from Participants

Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003 bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003 bear interest at fixed rates based on the prime rate plus one percentage point as published in The Wall Street Journal determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.

Trustee

Effective, July 1, 2010, Bank of America, N.A. and Northern Trust Company, N.A. are the Plan’s co-trustees. Prior to July 1, 2010, Bank of America, N.A. was the trustee.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting.

Fair Value Measurement

The investments of the Plan are reported at fair value. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).

Investment Income and Losses

Dividend income is recognized on the ex-dividend date and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.

Fully Benefit-Responsive Investment Contracts

The Plan holds units of collective trust funds that have investments in fully benefit-responsive investment contracts. In addition, the Plan directly invests in such contracts in the form of security-backed contracts, discussed below. Such contracts held directly or indirectly by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate qualified transactions related to these investments. The Statements of Net Assets Available for Benefits present these contracts at fair value with an adjustment to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.

As of December 31, 2011 and 2010, the Plan had two security-backed contracts which are fully benefit-responsive investment contracts, sometimes referred to as wrapper contracts. These contracts were issued by financial services companies and are backed by the Plan’s ownership interests in collective trust funds that invest in fixed income securities. With regard to wrapper contracts outstanding as of December 31, 2011, the credit ratings of one contract issuer are “AA-” with a stable outlook by Standard & Poor’s (S&P), “A1” with a stable outlook by

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Fully Benefit-Responsive Investment Contracts (continued)

Moody’s Investor Services, Inc. (Moody’s), and “aa-” with a stable outlook by A.M. Best Company (A.M. Best). The credit ratings of the other issuer are “A+” with a stable outlook by S&P, “A1” with a stable outlook by Moody’s, and “aa-” with a negative outlook by A.M. Best. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The interest crediting rates of the security-backed contracts are primarily based on the current yield to maturity of the underlying investments plus or minus amortization of the difference between the contract value and fair value of the underlying investments over the duration of such investments. Accordingly, future crediting rates are impacted by changes in the yield to maturity of underlying investments, the duration of the assets underlying the contract and the difference between the contract value and fair value of the underlying investments. The crediting rates are reset quarterly and are reduced by fees paid to the contract issuers. In no event are the crediting rates less than 0%.

To the extent that the underlying investments of security-backed contracts have unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value in the Statements of Net Assets Available for Benefits. As a result, the future crediting rate may be lower over time than the then-current market rates. Conversely, if the underlying investments generate unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher over time than the then-current market rates.

The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Fully Benefit-Responsive Investment Contracts (continued)

These security-backed contracts are evergreen contracts with no maturity dates but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.

The yields earned by the Plan as of December 31, 2011 and 2010 were 1.7% and 2.2%, respectively, which represents the annualized earnings of all security-backed contracts divided by the fair value of all security-backed contracts in the Plan as of December 31, 2011 and 2010, respectively. The yield earned by the Plan with an adjustment to reflect the actual interest rate credited to participants was 3.5% as of December 31, 2011 and 2010, which represents the annualized earnings credited to participants divided by the fair value of all security-backed contracts as of December 31, 2011 and 2010, respectively.

Notes Receivable from Participants

Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.

Due from/to Brokers

Purchases and sales of investments are recorded on a trade-date basis. Due from brokers and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2011 and 2010.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In May 2011, a new accounting standard was issued that amends certain fair value measurement principles, clarifies the application of existing fair value measurement requirements and requires additional disclosures regarding fair value. This new standard is required to be applied prospectively beginning in 2012. The Company does not expect this new accounting standard to have a material effect on the Plan’s financial statements.

3.	Fair Value Measurements

The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;

Level 2 – Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs;

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

3.	Fair Value Measurements (continued)

The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	$XXX,XXX,XXX	$XXX,XXX,XXX	$XXX,XXX,XXX	$XXX,XXX,XXX
	Fair value measurements at December 31, 2011 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$149,661,871	$-	$-	$149,661,871
Cash and cash equivalents	27,633,435	-	-	27,633,435
Common and preferred stocks:
Large cap growth	257,227,790	-	-	257,227,790
Large cap value	102,403,491	-	-	102,403,491
Small-mid cap growth	40,131,480	-	-	40,131,480
Small-mid cap value	228,777,796	191,847	-	228,969,643
Other	87,684,790	-	-	87,684,790
Debt securities:
U.S. Treasury securities	38,694,429	-	-	38,694,429
U.S. government agency securities	-	73,208,766	-	73,208,766
Corporate debt securities	-	29,264,262	-	29,264,262
Mortgage and asset backed securities	-	19,488,781	-	19,488,781
Mutual funds:
High yield debt	55,053,733	-	-	55,053,733
Inflation indexed debt	37,528,268	-	-	37,528,268
International growth	81,546,244	-	-	81,546,244
International value	153,974,432	-	-	153,974,432
Real estate investment trust index	61,231,722	-	-	61,231,722
Other	27,126,159	-	-	27,126,159
Collective trust funds:
Capital preservation	-	265,279,555	-	265,279,555
Emerging markets equity	-	95,719,189	-	95,719,189
Fixed income	-	17,102,228	-	17,102,228
Inflation indexed debt	-	2,385,874	-	2,385,874
International growth	-	39,722,707	-	39,722,707
International value	-	11,691,206	-	11,691,206
Large cap growth	-	20,001,122	-	20,001,122
Large cap index	-	435,684,400	-	435,684,400
Large cap value	-	9,340,727	-	9,340,727
Small-mid cap growth	-	2,336,529	-	2,336,529
Small-mid cap index	-	135,575,001	-	135,575,001
Small-mid cap value	-	18,785,984	-	18,785,984
Short term investments	-	40,496,296	-	40,496,296
Other	3,650	421,499	-	425,149

	$1,348,679,290	$1,216,695,973	$-	$2,565,375,263

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

3.	Fair Value Measurements (continued)

	$XXX,XXX,XXX	$XXX,XXX,XXX	$XXX,XXX,XXX	$XXX,XXX,XXX
	Fair value measurements at December 31, 2010 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$139,405,458	$-	$-	$139,405,458
Cash and cash equivalents	19,881,557	-	-	19,881,557
Common and preferred stocks:
International growth	93,977,228	-	-	93,977,228
Large cap growth	255,478,824	-	-	255,478,824
Large cap value	85,741,285	-	-	85,741,285
Small-mid cap growth	38,249,402	-	-	38,249,402
Small-mid cap value	230,338,562	-	-	230,338,562
Other	70,224,981	-	-	70,224,981
Debt securities:
U.S. Treasury securities	44,550,895	-	-	44,550,895
U.S. government agency securities	-	62,179,392	-	62,179,392
Corporate debt securities	-	23,154,441	-	23,154,441
Mortgage and asset backed securities	-	16,770,352	-	16,770,352
Mutual funds:
High yield debt	55,894,767	-	-	55,894,767
Inflation indexed debt	28,201,779	-	-	28,201,779
International value	185,682,583	-	-	185,682,583
Real estate investment trust index	51,673,083	-	-	51,673,083
Other	23,687,490	-	-	23,687,490
Collective trust funds:
Capital preservation	-	226,216,729	-	226,216,729
Emerging markets equity	-	116,948,981	-	116,948,981
Fixed income	-	16,014,540	-	16,014,540
Inflation indexed debt	-	1,995,480	-	1,995,480
International	-	16,048,576	-	16,048,576
Large cap growth	-	22,395,947	-	22,395,947
Large cap index	-	423,896,749	-	423,896,749
Large cap value	-	6,184,215	-	6,184,215
Small-mid cap growth	-	2,463,833	-	2,463,833
Small-mid cap index	-	142,016,186	-	142,016,186
Small-mid cap value	-	19,473,575	-	19,473,575
Short term investments	-	47,835,124	-	47,835,124
Other	6,445	820,434	-	826,879

	$1,322,994,339	$1,144,414,554	$-	$2,467,408,893

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)

The fair value of common stocks (including Amgen stock), preferred stocks, mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.

Debt securities other than U.S. treasury securities are valued taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.

Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The investment strategies of the Plan’s collective trust funds vary generally based on the investment objectives of the asset class of which they are a part. Such investment strategies include investments in fixed income securities and investments in equity securities in domestic and international markets for growth and value objectives as well as to replicate market indexes and to invest in emerging markets. The only redemption restriction with respect to these investments is on the Wells Fargo Stable Return Fund G (fair value of $130,388,270 at December 31, 2011) which requires a one year notice to be given in the event of complete liquidation.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

4.	Investments

The fair values of individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2011 and 2010 are as follows:

	December 31
	2011	2010
Blackrock Equity Index Fund F – Collective trust fund	$412,424,033	$399,130,479
Dodge & Cox International Fund – Mutual fund	153,974,432	185,682,583
Amgen stock	149,661,871	139,405,458
Blackrock Extended Equity Market Fund F – Collective trust fund	*	136,228,720
Wells Fargo Fixed Income Fund D – Collective trust fund	*	125,160,486

* Investment balance was less than 5% of the Plan’s net assets.

During the years ended December 31, 2011 and 2010, net realized and unrealized gains/(losses) on the Plan’s investments were as follows:

	Year Ended December 31
	2011	2010
Amgen stock	$22,543,979	$(4,197,153)
Common and preferred stocks	(26,213,933)	125,807,749
Debt securities	4,250,759	4,194,190
Mutual funds	(51,339,348)	37,801,688
Collective trust funds	(21,002,501)	122,475,000
Other	(525,613)	378,324

	$(72,286,657)	$286,459,798

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

5.	Income Tax Status

The Plan received a determination letter from the IRS dated March 27, 2008, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Subsequent amendments have been structured and are intended to maintain the Plan’s tax qualified status. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Company has indicated that it currently intends to continue to take the necessary steps to maintain the Plan’s compliance with the applicable requirements of the Code.

Accounting principles generally accepted in the United States require the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2011, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2008.

6.	Services Provided by the Company

During 2011 and 2010, the Company has paid trustee fees and certain other administrative costs on behalf of the Plan.

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

7.	Reconciliation of Financial Statements to Form 5500

The reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2011 and 2010 consisted of the following:

	December 31
	2011	2010
Net assets available for benefits per the financial statements	$2,609,315,660	$2,499,976,917
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	9,442,892	7,435,631
Amounts allocated to withdrawing participants	(295,391)	(66,864)
Deemed loans	(465,964)	(318,875)

Net assets per the Form 5500	$2,617,997,197	$2,507,026,809

For the year ended December 31, 2011, the following is a reconciliation of the net investment income per the financial statements to the Form 5500:

Year Ended December 31 2011
Interest and dividend income	$32,884,344
Net realized/unrealized losses	(72,286,657)

Total net investment loss per the financial statements	(39,402,313)
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(7,435,631)
Add current year adjustment	9,442,892

Total net investment loss per the Form 5500	$(37,395,052)

Amgen Retirement and Savings Plan

Notes to Financial Statements (continued)

7.	Reconciliation of Financial Statements to Form 5500 (continued)

For the year ended December 31, 2011, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31 2011
Benefits paid	$148,072,323
Investment and administrative fees	6,265,134

Total distributions per the financial statements	154,337,457
Less prior year amounts allocated to withdrawing participants	(66,864)
Add current year amounts allocated to withdrawing participants	295,391
Less prior year deemed loan balance	(318,875)
Add current year deemed loan balance	465,964

Total distributions per the Form 5500	$154,713,073

Supplemental Schedule

Amgen Retirement and Savings Plan

EIN: 95-3540776 Plan: #001

December 31, 2011

Schedule H, line 4i – Schedule of Assets (Held at End of Year)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Amgen stock	Employer Securities 2,330,819 shares		$149,661,871

Capital Preservation Asset Class:
Wells Fargo Stable Return Fund G	Common Collective Trust 2,593,606 units	130,388,270
Wells Fargo Fixed Income Fund D	Common Collective Trust 5,903,241 units	71,527,213
Wells Fargo Fixed Income Fund B	Common Collective Trust 3,109,832 units	63,364,072
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 16,992,002 units	16,992,002
Monumental Life Insurance Company	Wrapper Contract	52,500

Total Capital Preservation Asset Class			282,324,057

Emerging Markets Equity Asset Class:
JP Morgan Emerging Markets Equity Focus Fund	Common Collective Trust 5,942,839 units	90,390,588
Northern Trust Global Investments Collective Daily MSCI Emerging Markets Fund – Non Lending*	Common Collective Trust 40,230 units	5,328,601

Total Emerging Markets Equity Asset Class			95,719,189

Fixed Income Asset Class:
Northern Trust Global Investments Collective Daily Aggregate Bond Index Fund – Non Lending*	Common Collective Trust 140,482 units	17,102,228
United States Treasury Notes 1.375% Due 3/15/2013	Government Bonds 5,660,000 units	5,740,698
United States Treasury Notes 3.125% Due 5/15/2019	Government Bonds 4,290,000 units	4,810,161
United States Treasury SEC Stripped Interest Payments Due 05/15/2020	Government Bonds 5,057,000 units	4,359,208
United States Treasury Bonds 8.875% Due 8/15/2017	Government Bonds 2,025,000 units	2,898,437
United States Treasury Notes 2.25% Due 1/31/2015	Government Bonds 2,580,000 units	2,725,324
United States Treasury Notes 1.375% Due 2/15/2013	Government Bonds 2,400,000 units	2,431,966
United States Treasury Notes 2.625% Due 12/31/2014	Government Bonds 2,026,000 units	2,160,853
United States Treasury Bonds Inflation Index 2.375% Due 1/15/2027	Index Linked Government Bonds 1,230,000 units	1,783,769
United States Treasury Bonds 4.375% Due 11/15/2039	Government Bonds 1,176,000 units	1,526,777
United States Treasury Notes 4.75% Due 8/15/2017	Government Bonds 995,000 units	1,198,042
United States Treasury Notes 1.375% Due 11/30/2018	Government Bonds 1,170,000 units	1,174,022
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 1,080,406 units	1,080,406
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bonds 1,250,000 units	1,069,090
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Securities 1,000,000 units	1,052,941
Fannie Mae Pool #735581 5% Due 6/01/2035	Government Mortgage Backed Securities 970,946 units	1,050,022
United States Treasury Bonds Inflation Index 2.5% Due 1/15/2029	Index Linked Government Bonds 720,000 units	1,013,154
Fannie Mae Capital 0% Due 10/09/2019	Government Agency Bonds 1,210,000 units	930,327
JP Morgan Chase Commercial Mortgage Securities Corporation Series 2005-LDP2 4.78% Due 7/15/2042	Commercial Mortgage Backed Securities 890,000 units	921,222
Federal National Mortgage Association 5.25% Due 8/1/2012	Government Agency Bonds 840,000 units	863,231
Fannie Mae 0% Due 06/01/2017	Government Agency Bonds 880,000 units	810,265
Fannie Mae 0% Due 7/05/2014	Government Agency Bonds 800,000 units	783,025
Fannie Mae 4.625% Due 5/1/2013	Government Agency Bonds 730,000 units	768,985
Ginnie Mae Pool #004903 6.5% Due 12/20/2040	Government Mortgage Backed Securities 665,621 units	761,366
Ginnie Mae 5.5% Due 6/20/2035	Government Mortgage Backed Securities 650,000 units	757,622
United States Treasury SEC Stripped Interest Payments Due 11/15/2029	Government Bonds 1,230,000 units	736,919
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bonds 1,000,000 units	661,349
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bonds 1,000,000 units	642,721
Fannie Mae Preassign 00015 5.9% Due 7/25/2042	Government Mortgage Backed Securities 569,184 units	632,907
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Securities 517,000 units	604,925
Fannie Mae 2006-114 5.5% Due 10/25/2035	Government Mortgage Backed Securities 545,000 units	599,572
United States Treasury 0% Due 2/15/2030	Government Bonds 1,000,000 units	593,728
Resolution FDG Corporation Federal Book Entry Principal Payment Due 07/15/2020	Government Agency Bonds 700,000 units	583,468
Fannie Mae Pool #333873 7% Due 11/01/2025	Government Mortgage Backed Securities 501,872 units	577,241
Federal Home Loan Mortgage Corporation Series 2072 6.5% Due 7/15/2028	Government Mortgage Backed Securities 489,502 units	565,528
Fannie Mae Remic Series 2008-75 4.5% Due 9/25/2023	Government Mortgage Backed Securities 500,000 units	545,448
United States Treasury Notes 3% Due 2/28/17	Government Bonds 490,000 units	541,910
AH Mortgage Servicer Advance Revolving Trust 2011-1 A2 3.37% Due 05/10/2013	Asset Backed Securities 542,000 units	539,832
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Securities 534,409 units	536,413
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Securities 498,321 units	535,437
Ginnie Mae Pool #738052 6% Due 07/20/2036	Government Mortgage Backed Securities 447,600 units	507,690
Federal Home Loan Mortgage Corporation Series 2113 6.5% Due 01/15/2029	Government Mortgage Backed Securities 445,401 units	506,829
Toyota Motor Credit Corporation 2% Due 09/15/2016	Corporate Bonds 500,000 units	504,976
Federal Home Loan Mortgage Corporation Pool #G0/6493 4.5% Due 05/01/2041	Government Mortgage Backed Securities 475,971 units	504,647
Ginnie Mae 2004-30 5.5% Due 2/20/2034	Government Mortgage Backed Securities 440,000 units	502,468
Federal Home Loan Mortgage Corporation Series 3895 4.5% Due 07/15/2041	Government Mortgage Backed Securities 450,000 units	499,228
Fannie Mae Pool #889649 6.5% Due 08/01/2037	Government Mortgage Backed Securities 453,444 units	491,293
Fannie Mae Pool #AD9151 5% Due 08/01/2040	Government Mortgage Backed Securities 450,837 units	487,554
United States Treasury Notes 3.625% Due 8/15/2019	Government Bonds 420,000 units	486,445
Wachovia Corporation 5.75% Due 2/01/2018	Corporate Bonds 420,000 units	477,129
Fannie Mae Pool #AD0329 6.5% Due 9/01/2028	Government Mortgage Backed Securities 428,139 units	476,587
AT&T Inc. 5.6% Due 5/15/2018	Corporate Bonds 410,000 units	476,401
Federal Home Loan Mortgage Corporation Series 2173 6.5% Due 7/15/2029	Government Mortgage Backed Securities 411,887 units	475,858
Fannie Mae Pool 6.0% Due 7/1/2037	Government Mortgage Backed Securities 428,336 units	475,200

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

United States Treasury Bonds 8.125% Due 02/15/2021	Government Bonds 300,000 units	466,781
Federal Home Loan Mortgage Corporation Preassign 00162 5.5% Due 9/15/2033	Government Mortgage Backed Securities 440,000 units	466,532
Fannie Mae 6% Due 07/25/2037	Government Mortgage Backed Securities 400,000 units	462,449
Federal Home Loan Mortgage Corporation Series 3855 6.5% Due 11/15/2036	Government Mortgage Backed Securities 405,072 units	460,390
Federal Home Loan Mortgage Corporation Series 3211 6% Due 12/15/2035	Government Mortgage Backed Securities 410,000 units	459,263
Federal Home Loan Mortgage Corporation Series 2461 6.5% Due 6/15/2032	Government Mortgage Backed Securities 395,128 units	447,263
Fannie Mae 3.726% Due 06/25/2021	Government Mortgage Backed Securities 410,000 units	444,992
Federal Home Loan Mortgage Corporation Series 2989 5% Due 06/15/2025	Government Mortgage Backed Securities 410,000 units	443,342
General Electric Capital Corporation 2.25% Due 11/19/2015	Corporate Bonds 439,000 units	440,963
LB-UBS Commercial Mortgage Trust 4.954% Due 9/15/2030	Commercial Mortgage Backed Securities 400,000 units	436,657
Federal Home Loan Mortgage Corporation Pool 5.5% Due 1/1/2038	Government Mortgage Backed Securities 401,866 units	436,604
Fannie Mae Pool #467025 3.38% Due 01/01/2018	Government Mortgage Backed Securities 410,000 units	435,827
Anadarko Petroleum Corporation 6.45% Due 9/15/2036	Corporate Bonds 380,000 units	433,238
Ginnie Mae Pool #738058 6% Due 05/20/2036	Government Mortgage Backed Securities 380,592 units	431,687
Federal Home Loan Mortgage Corporation Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Securities 380,000 units	429,494
Fannie Mae Remic Trust 2009-108 5% Due 9/25/2039	Government Mortgage Backed Securities 389,195 units	427,886
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Securities 400,000 units	426,530
Federal Home Loan Mortgage Corporation Series 3819 6% Due 04/15/2036	Government Mortgage Backed Securities 355,610 units	426,273
Ginnie Mae 2010-026 Remic 5% Due 02/20/2021	Government Mortgage Backed Securities 369,169 units	423,412
Federal Home Loan Mortgage Corporation Series 3181 6.5% Due 7/15/2036	Government Mortgage Backed Securities 355,169 units	420,950
Fannie Mae Remic Trust 2010-9 4.5% Due 10/25/2039	Government Mortgage Backed Securities 385,000 units	415,552
Federal Home Loan Mortgage Corporation Series 3406 6% Due 1/15/2038	Government Mortgage Backed Securities 370,000 units	412,781
Fannie Mae Pool #467059 3.81% Due 01/01/2019	Government Mortgage Backed Securities 380,136 units	411,027
Fannie Mae Preassign 00611 5.5% Due 4/25/2033	Government Mortgage Backed Securities 355,590 units	410,922
Fannie Mae Pool #995149 6.5% Due 10/01/2038	Government Mortgage Backed Securities 358,483 units	402,634
Fannie Mae Remic 6% Due 4/25/2037	Government Mortgage Backed Securities 353,606 units	394,658
AmeriCredit .83999997377% Due 11/10/2014	Asset Backed Securities 393,000 units	392,405
Fannie Mae 2010-19 5% Due 2/25/2021	Government Mortgage Backed Securities 347,081 units	392,038
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2037	Government Mortgage Backed Securities 360,260 units	391,796
Federal Home Loan Mortgage Corporation Preassign 00130 6.5% Due 2/25/2043	Government Mortgage Backed Securities 351,926 units	391,747
Ginnie Mae Pool #711068 5% Due 1/15/2040	Government Mortgage Backed Securities 350,723 units	391,111
JP Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034	Collateralized Mortgage Obligations 430,000 units	390,015
Federal Home Loan Mortgage Corporation 6.15% Due 4/15/2028	Government Mortgage Backed Securities 337,255 units	385,790
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through 2.753% Due 02/25/2037	Collateralized Mortgage Obligations 409,320 units	383,213
Ginnie Mae 5.5% Due 11/20/2033	Government Mortgage Backed Securities 325,000 units	377,057
Ginnie Mae Pool #711067 5% Due 1/15/2040	Government Mortgage Backed Securities 337,092 units	375,906
Fannie Mae 2011-M2 3.645% Due 07/25/2021	Government Mortgage Backed Securities 355,000 units	375,430
Goldman Sachs Group Inc. 5.375% Due 3/15/2020	Corporate Bonds 380,000 units	375,069
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Securities 340,000 units	371,836
Fannie Mae Series 2004-W12 6% Due 7/25/2044	Government Mortgage Backed Securities 332,816 units	370,178
Banc America Mortgage Securities Inc. Series 2003-3 5.5% Due 5/25/2033*	Collateralized Mortgage Obligations 360,000 units	368,199
Fannie Mae Pool #256601 6% Due 2/01/2027	Government Mortgage Backed Securities 333,953 units	368,195
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Securities 329,980 units	367,321
Fannie Mae Remic Series 2004-68 5% Due 9/25/2029	Government Mortgage Backed Securities 330,000 units	366,867
Fannie Mae Remic Trust 2005-118 6% Due 01/25/2032	Government Mortgage Backed Securities 350,000 units	365,686
JP Morgan Chase Commercial Mortgage Securities Trust 2006-A4 Due 05/12/2045	Commercial Mortgage Backed Securities 330,000 units	362,212
Federal Home Loan Mortgage Corporation Pool #A57681 6% Due 12/01/2036	Government Mortgage Backed Securities 328,515 units	361,943
Fannie Mae Series 2010-111 Class AE 5.5% Due 4/25/2038	Government Mortgage Backed Securities 342,462 units	361,773
Fannie Mae Pool #256556 6% Due 1/01/2027	Government Mortgage Backed Securities 323,081 units	356,208
Fannie Mae Preassign 00166 6.5% Due 8/25/2036	Government Mortgage Backed Securities 313,199 units	355,561
Federal Home Loan Mortgage Corporation 6% Due 7/15/2037	Government Mortgage Backed Securities 300,000 units	351,308
Banc America Mortgage Trust 2006 5 5.41% Due 9/10/2047*	Commercial Mortgage Backed Securities 325,000 units	351,185
Ginnie Mae Pool #005072 6.5% Due 10/20/2039	Government Mortgage Backed Securities 304,380 units	347,878
Federal Home Loan Mortgage Corporation Pool #G12728 6% Due 7/01/2022	Government Mortgage Backed Securities 318,489 units	346,793
Federal Home Loan Mortgage Corporation Series 3653 5% Due 04/15/2040	Government Mortgage Backed Securities 312,639 units	345,266
Resolution FDG Corporation Federal Generic Principle Payment Due 10/15/2019	Government Agency Bonds 400,000 units	344,726
Ginne Mae 0% Due 12/20/2040	Government Mortgage Backed Securities 391,087 units	344,474
Federal Home Loan Mortgage Corporation Series 2885 6% Due 11/15/2034	Government Mortgage Backed Securities 275,035 units	344,203
Conoco Inc. 6.95% Due 4/15/2029	Corporate Bonds 250,000 units	340,824
Federal Home Loan Mortgage Corporation Series 2901 5% Due 06/15/2018	Government Mortgage Backed Securities 305,000 units	340,044
Federal Home Loan Mortgage Corporation Series 3383 5.5% Due 11/15/2027	Government Mortgage Backed Securities 285,000 units	336,626
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Securities 308,772 units	336,204
Ginnie Mae 2005-28 5.5% Due 04/20/2035	Government Mortgage Backed Securities 296,332 units	335,945
Federal Home Loan Mortgage Corporation Series 2843 5% Due 8/15/2019	Government Mortgage Backed Securities 298,000 units	327,418
General Electric Capital Corporation 5.625% Due 5/01/2018	Corporate Bonds 290,000 units	324,801
Federal Home Loan Mortgage Corporation Series 2864 5.5% Due 7/15/2033	Government Mortgage Backed Securities 290,000 units	323,510

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Federal Home Loan Mortgage Corporation Preassign 00213 5% Due 7/15/2032	Government Mortgage Backed Securities 308,000 units	321,733
PHH Mortgage Trust Series 6% Due 07/25/2038	Collateralized Mortgage Obligations 311,434 units	319,242
Fannie Mae Pool 5.0% Due 6/1/2035	Government Mortgage Backed Securities 294,024 units	317,970
Fannie Mae Pool #890268 6.5% Due 10/01/2038	Government Mortgage Backed Securities 280,675 units	315,243
Freddie Mac Series 3605 5.5% Due 6/15/2037	Government Mortgage Backed Securities 265,000 units	314,234
Federal Home Loan Mortgage Corporation Series 1503 7% Due 5/15/2023	Government Mortgage Backed Securities 275,786 units	313,901
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Securities 279,166 units	311,009
CWMBS Inc. Pass-Through 5.25% Due 5/25/2034	Collateralized Mortgage Obligations 300,987 units	308,148
Fannie Mae Pool #AA8502 6% Due 8/01/2037	Government Mortgage Backed Securities 276,413 units	308,124
Ginnie Mae Pool #738051 6% Due 03/20/2041	Government Mortgage Backed Securities 271,920 units	307,406
Citigroup Inc. 8.5% Due 5/22/2019	Corporate Bonds 260,000 units	306,042
Federal Home Loan Mortgage Corporation Series 2003-T57 7% Due 7/25/2043	Government Mortgage Backed Securities 267,721 units	305,739
Wachovia Corporation 5.625% Due 10/15/2016	Corporate Bonds 280,000 units	304,835
Ginnie Mae Pool #556303 4.5% Due 12/15/2016	Government Mortgage Backed Securities 279,570 units	304,331
First Horizon Mortgage Pass-Through Trust Series 2004-AR6 4.75% Due 12/25/34	Collateralized Mortgage Obligations 338,063 units	303,279
Fannie Mae 1993-215 6.5% Due 7/15/2014	Government Mortgage Backed Securities 266,537 units	301,348
Freddie Mac Series 2078 6.5% Due 8/15/2028	Government Mortgage Backed Securities 262,334 units	300,264
CWMBS Inc. 5.25% Due 5/25/2034	Collateralized Mortgage Obligations 292,410 units	299,232
Federal Home Loan Mortgage Corporation Pool #B3-1407 5% Due 7/01/2033	Government Mortgage Backed Securities 282,935 units	297,214
Telefonica 6.221% Due 7/03/2017	Corporate Bonds 290,000 units	297,209
Fannie Mae Remic Trust 2002 7% Due 12/25/2041	Government Mortgage Backed Securities 267,921 units	296,531
Fannie Mae Preassign 00890 7% Due 11/25/2031	Government Mortgage Backed Securities 250,731 units	296,494
Ginnie Mae 2006-033 6% Due 07/20/2036	Government Mortgage Backed Securities 263,287 units	294,886
Fannie Mae Remic Trust 2001-16 6% Due 5/25/2031	Government Mortgage Backed Securities 262,080 units	294,261
First Franklin Mortgage Loan Trust Series 2005-FF9 Floating Rate Due 10/25/2035	Asset Backed Securities 308,317 units	293,485
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Collateralized Mortgage Obligations 281,294 units	292,920
CVS Caremark Corporation 6.6% Due 3/15/2019	Corporate Bonds 240,000 units	292,538
Federal Home Loan Mortgage Corporation Pool #A52195 7% Due 9/01/2036	Government Mortgage Backed Securities 255,728 units	292,131
Verizon Communications Inc. 5.5% Due 2/15/2018	Corporate Bonds 250,000 units	291,453
Fannie Mae Pool #466049 2.49% Due 10/01/2017	Government Mortgage Backed Securities 283,886 units	291,219
CNH Equipment Trust 2011-B .91% Due 08/15/2016	Asset Backed Securities 292,000 units	290,817
Freddie Mac Series 2797 4% Due 6/15/2032	Government Mortgage Backed Securities 273,537 units	288,830
Federal Home Loan Mortgage Corporation Series Floating Rate 3852 Due 05/15/2041	Government Mortgage Backed Securities 283,513 units	287,762
Wachovia Bank National Association 6% Due 11/15/2017	Corporate Bonds 260,000 units	287,098
Master Asset Security Trust 2003-6 5% Due 7/25/2023	Collateralized Mortgage Obligations 278,230 units	285,949
Citigroup Mortgage Securities Inc. 2004-4 Remic 5.5% Due 6/25/2034	Collateralized Mortgage Obligations 273,401 units	285,486
Ginnie Mae Pool #782933 6.5% Due 10/15/2023	Government Mortgage Backed Securities 258,085 units	285,041
Comcast Corporation 6.5% Due 1/15/2017	Corporate Bonds 240,000 units	282,282
Federal Home Loan Mortgage Corporation 7% Due 7/15/2027	Government Mortgage Backed Securities 245,044 units	280,107
Federal Home Loan Mortgage Corporation 5% Due 3/15/2018	Government Mortgage Backed Securities 250,000 units	278,601
Federal Home Loan Mortgage Corporation Pool #K00035 6.5% Due 5/01/2037	Government Mortgage Backed Securities 250,033 units	277,741
Federal Home Loan Mortgage Corporation Pool #A79090 6.5% Due 7/01/2034	Government Mortgage Backed Securities 242,288 units	277,617
Washington Mutual Mortgage 5.5% Due 4/25/2033	Collateralized Mortgage Obligations 264,196 units	277,375
Ginnie Mae 6% Due 8/20/2038	Government Mortgage Backed Securities 231,000 units	276,745
Fannie Mae Remic Trust 2001-81 6.5% Due 1/25/2032	Government Mortgage Backed Securities 245,683 units	276,606
Fannie Mae Pool #745735 5% Due 3/01/2021	Government Mortgage Backed Securities 253,159 units	274,938
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 5/20/2037	Government Mortgage Backed Securities 1,756,097 units	273,714
Barclays Bank 5.2% Due 7/10/2014	Corporate Bonds 260,000 units	268,013
Federal Home Loan Mortgage Corporation Series 2672 5% Due 11/15/2022	Government Mortgage Backed Securities 250,000 units	267,839
Fannie Mae Pool #AD0584 7% Due 1/01/2039	Government Mortgage Backed Securities 232,544 units	267,446
United States Treasury Bonds 4.24% Due 5/15/2039	Government Bonds 210,000 units	267,159
Fannie Mae Series 2007-100 5.75% Due 10/25/2035	Government Mortgage Backed Securities 247,555 units	264,746
Federal Home Loan Mortgage Corporation Series 1680 6.5% Due 2/15/2024	Government Mortgage Backed Securities 235,107 units	263,604
United States Treasury Bonds 4.5% Due 02/15/2036	Government Bonds 200,000 units	261,719
Ally Auto 2.23% Due 03/15/2016	Asset Backed Securities 255,000 units	261,614
Federal Home Loan Mortgage Corporation Series 2595 5.5% Due 4/15/2023	Government Mortgage Backed Securities 235,000 units	260,381
UBS AG Stamford Branch 3.875% Due 1/15/2015	Corporate Bonds 260,000 units	259,285
American Express Credit 5.125% Due 8/25/2014	Corporate Bonds 240,000 units	257,837
Transocean Inc. 5.25% Due 3/15/2013	Corporate Bonds 250,000 units	256,999
Ginnie Mae Pool #005159 7% Due 01/20/2039	Government Mortgage Backed Securities 220,454 units	256,110
Federal Home Loan Mortgage Corporation Pool #G04467 6% Due 9/01/2035	Government Mortgage Backed Securities 227,322 units	253,224
National Bank of Canada 1.65% Due 01/30/2014	Corporate Bonds 250,000 units	252,640
Bank of America Corporation 4.9% Due 05/01/2013*	Corporate Bonds 250,000 units	250,202
First Horizon Mortgage Pass-Through 2003-AR4 Due 12/25/33	Collateralized Mortgage Obligations 277,316 units	249,942
Fannie Mae Pool #735439 6% Due 9/01/2019	Government Mortgage Backed Securities 230,283 units	249,057

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Ginnie Mae 2008-047 Remic 5.25% Due 6/16/2038	Government Mortgage Backed Securities 215,000 units	248,128
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Collateralized Mortgage Obligations 280,924 units	247,459
Merrill Lynch & Company Inc. 6.875% Due 4/25/2018*	Corporate Bonds 250,000 units	246,485
Honda Auto 1.8% Due 04/17/2017	Asset Backed Securities 240,000 units	243,868
Kraft Foods Inc. 5.375% Due 2/10/2020	Corporate Bonds 210,000 units	242,309
Citigroup/Deutsche Bank Commercial 2005-CD1 Variable Rate Due 07/15/2044	Commercial Mortgage Backed Securities 230,000 units	241,207
Residential Accredited Loans Inc. Pass-Through Series 2003QS7 4.75% Due 4/25/2033	Collateralized Mortgage Obligations 238,249 units	240,111
Federal Home Loan Mortgage Corporation Pool #G3/0484 6.5% Due 01/01/2029	Government Mortgage Backed Securities 214,603 units	239,458
Fannie Mae Pool #7335503 6% Due 4/01/2035	Government Mortgage Backed Securities 214,601 units	239,221
Structured Asset Securities Corporation 2003-BC10 Pass-Through Due 10/25/2033	Asset Backed Securities 300,000 units	238,949
Federal Home Loan Mortgage Corporation Series 2557 5.3% Due 1/15/2033	Government Mortgage Backed Securities 217,340 units	238,873
Structured Asset Securities Corporation 2003-26A Pass-Through Due 9/25/2033	Collateralized Mortgage Obligations 286,750 units	238,526
Fannie Mae Pool #576557 6.5% Due 6/01/2019	Government Mortgage Backed Securities 214,256 units	238,501
Fannie Mae Pool #AD0471 5.5% Due 1/01/2024	Government Mortgage Backed Securities 214,566 units	233,092
Fannie Mae Remic Trust Pass-Through Variable Rate Due 1/25/2040	Government Mortgage Backed Securities 1,843,962 units	232,396
Federal Home Loan Mortgage Corporation Series 2649 5.5% Due 10/15/2022	Government Mortgage Backed Securities 215,000 units	231,784
Fannie Mae Preassign 00491 5% Due 2/25/2018	Government Mortgage Backed Securities 216,102 units	231,374
Federal Home Loan Mortgage Corporation Series 2479 6% Due 8/15/2032	Government Mortgage Backed Securities 212,632 units	230,865
Federal Home Loan Mortgage Corporation Series 2347 5.75% Due 8/15/2031	Government Mortgage Backed Securities 206,598 units	230,690
Fannie Mae Pool #351397 7% Due 3/01/2026	Government Mortgage Backed Securities 201,221 units	230,498
Federal Home Loan Mortgage Corporation Series 2073 6.5% Due 07/15/2028	Government Mortgage Backed Securities 201,095 units	230,202
General Electric Capital Corporation 6% Due 8/07/2019	Corporate Bonds 200,000 units	229,726
Caterpillar Financial Services Corporation 6.2% Due 9/30/2013	Corporate Bonds 210,000 units	228,923
Federal Home Loan Mortgage Corporation Preassign 00121 0% Due 7/15/2036	Government Mortgage Backed Securities 239,390 units	228,199
Federal Home Loan Mortgage Corporation Series 2669 5.5% Due 8/15/2033	Government Mortgage Backed Securities 210,000 units	225,762
Federal Home Loan Mortgage Corporation Series 2684 0% Due 1/15/2033	Government Mortgage Backed Securities 247,736 units	225,685
Banc America Commercial Mortgage Inc. 2005-3 Pass-Through 4.727% Due 7/10/2043*	Commercial Mortgage Backed Securities 220,000 units	225,204
John Deere Capital Corporation 4.9% Due 9/09/2013	Corporate Bonds 210,000 units	224,046
BB&T Corporation 3.85% Due 7/27/2012	Corporate Bonds 220,000 units	223,589
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034	Collateralized Mortgage Obligations 234,647 units	222,756
Ginnie Mae Pool #603459 6% Due 1/15/2018	Government Mortgage Backed Securities 202,688 units	222,094
Fannie Mae Remic Series 2004-101 5% Due 1/25/2020	Government Mortgage Backed Securities 200,000 units	221,606
JP Morgan Mortgage Trust Series 2004-S1 5.5% Due 9/25/2034	Collateralized Mortgage Obligations 214,231 units	221,406
Goldman Sachs Group Inc. 7.5% Due 2/15/2019	Corporate Bonds 200,000 units	220,882
Wells Fargo Mortgage Backed Securities Due 9/25/2034	Collateralized Mortgage Obligations 230,693 units	218,898
Federal Home Loan Mortgage Corporation Pool #P20410 5.5% Due 10/01/2033	Government Mortgage Backed Securities 209,268 units	218,420
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage Backed Securities 291,763 units	218,335
Fannie Mae Remic Trust 2005-50 5% Due 6/25/2025	Government Mortgage Backed Securities 200,000 units	217,063
Credit Suisse Group AG 5.4% Due 01/14/2020	Corporate Bonds 230,000 units	216,928
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 9/25/2034	Collateralized Mortgage Obligations 212,230 units	216,217
Master Alternative Loan Trust 5.5% Pass-Through	Collateralized Mortgage Obligations 206,419 units	215,106
Fannie Mae Remic Series 2007-116 5.5% Due 8/25/2035	Government Mortgage Backed Securities 190,000 units	214,793
Devon Energy Corporation 7.95% Due 4/15/2032	Corporate Bonds 150,000 units	214,679
Banc America Mortgage Securities Inc. 2004-3 Pass-Through 5.5% Due 4/25/2034*	Collateralized Mortgage Obligations 210,000 units	214,313
Fannie Mae Remic Trust 2008-91 Floating Rate Due 3/25/2038	Government Mortgage Backed Securities 1,970,315 units	213,958
Washington Mutual Mortgage Pass-Through 2.67% Due 8/25/2033	Collateralized Mortgage Obligations 225,743 units	212,909
Banc America Mortgage Securities Inc. 5% Due 6/25/2019*	Collateralized Mortgage Obligations 205,860 units	212,442
United States Treasury Notes 4% Due 8/15/2018	Government Bonds 180,000 units	211,992
British Telecommunications PLC Stepup 12/15/2030	Corporate Bonds 150,000 units	211,395
Fannie Mae Remic Trust 2005-97 5.5% Due 11/25/2035	Government Mortgage Backed Securities 185,903 units	211,147
Fannie Mae Remic Trust 2003-84 5% Due 3/25/2032	Government Mortgage Backed Securities 200,000 units	210,795
Fannie Mae Pool #941028 6.5% Due 7/01/2038	Government Mortgage Backed Securities 187,530 units	209,923
Toronto Dominion Bank 2.2% Due 7/29/2015	Corporate Bonds 205,000 units	209,911
Pfizer Inc. 6.2% Due 3/15/2019	Corporate Bonds 170,000 units	209,764
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bonds 170,000 units	209,062
Banc of America Alternative Loan Trust 2003-5 5% Due 7/25/2018*	Collateralized Mortgage Obligations 202,293 units	208,918
JP Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036	Collateralized Mortgage Obligations 226,732 units	207,776
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bonds 200,000 units	207,393
Simon Property Group Inc. 6.125% Due 5/30/2018	Corporate Bonds 180,000 units	206,641
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligations 240,213 units	205,720
Fannie Mae Pool #889665 6% Due 8/01/2037	Government Mortgage Backed Securities 183,135 units	202,027
Fannie Mae 1999-54 6.5% Due 11/25/2029	Government Mortgage Backed Securities 176,324 units	201,461
Master Asset Security Trust 5.25% Due 7/25/2019	Collateralized Mortgage Obligations 196,550 units	201,313
Federal Home Loan Mortgage Corporation 6% Due 6/15/2033	Government Mortgage Backed Securities 190,000 units	200,976
Structured Asset Securities Corporation 2003-14 Due 05/25/2033	Collateralized Mortgage Obligations 192,689 units	200,187

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Securities 212,095 units	199,988
Residential Accredited Loans Inc. Pass-Through Series 2004-QS7 5.5% Due 5/25/2034	Collateralized Mortgage Obligations 227,406 units	199,547
National Australia Bank Limited 3% Due 07/27/2016	Corporate Bonds 200,000 units	199,254
Citigroup Inc. 6.01% Due 1/15/2015	Corporate Bonds 190,000 units	198,494
Shell International Finance 4.375% Due 3/25/2020	Corporate Bonds 170,000 units	198,469
Morgan Stanley 6.625% Due 4/01/2018	Corporate Bonds 200,000 units	197,489
Master Alternative Loan Trust 2004-3 6.25% Due 4/25/2034	Collateralized Mortgage Obligations 192,424 units	194,533
Fannie Mae Remic Trust 2010-49 Variable Rate Due 3/25/2040	Government Mortgage Backed Securities 163,598 units	194,454
Residential FDG Mortgage Securities I Inc. 2003-S4 5.75% Due 3/25/2033	Collateralized Mortgage Obligations 184,363 units	193,535
Fannie Mae Pool #888281 6% Due 4/01/2027	Government Mortgage Backed Securities 175,393 units	193,377
Fannie Mae Pool #888890 6.5% Due 10/01/2037	Government Mortgage Backed Securities 171,487 units	192,607
CWMBS Inc. 4% Due 8/25/2033	Collateralized Mortgage Obligations 192,022 units	192,047
Ginnie Mae Pool #004318 7% Due 12/20/2038	Government Mortgage Backed Securities 164,901 units	191,725
Federal Home Loan Mortgage Corporation Series Floating Rate 3852 Due 05/15/2041	Government Mortgage Backed Securities 191,382 units	191,593
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 1/25/2019	Collateralized Mortgage Obligations 186,487 units	191,570
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligations 191,999 units	191,516
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 2/25/2033	Collateralized Mortgage Obligations 213,522 units	190,053
Federal Home Loan Mortgage Corporation Series 2656 5% Due 10/15/2032	Government Mortgage Backed Securities 175,000 units	189,848
Ginnie Mae 6% Due 12/20/2039	Government Mortgage Backed Securities 174,362 units	188,807
Sequoia Mortgage Trust Floating Rate Due 11/20/2034	Collateralized Mortgage Obligations 228,592 units	188,720
Pacific Gas & Electric Company 6.05% Due 3/01/2034	Corporate Bonds 150,000 units	185,676
Baker Hughes Inc. 7.5% Due 11/15/2018	Corporate Bonds 140,000 units	184,692
Deutsche Telekom International 5.75% Due 3/23/2016	Corporate Bonds 165,000 units	183,625
Oncor Electric Delivery Company 6.8% Due 9/1/2018	Corporate Bonds 150,000 units	182,415
Ginnie Mae Pool #699238 6.5% Due 9/15/2023	Government Mortgage Backed Securities 165,269 units	181,661
Fannie Mae Trust 2004 7% Due 2/25/2044	Government Mortgage Backed Securities 158,577 units	181,017
Banc America Commercial Mortgage Trust 2006-3 Due 7/10/2044*	Commercial Mortgage Backed Securities 165,000 units	180,887
Cobalt CMBS Commercial Mortgage Trust 2006-C1 Pass-Through 5.186% Due 8/01/48	Commercial Mortgage Backed Securities 170,000 units	180,816
Fannie Mae Pool #550382 6.45% Due 7/1/2030	Government Mortgage Backed Securities 157,373 units	180,557
GlaxoSmithKline 5.65% Due 5/15/2018	Corporate Bonds 150,000 units	180,541
Fannie Mae Pool 5.5% Due 11/1/2036	Government Mortgage Backed Securities 164,740 units	179,727
Structured Asset Securities Corporation Series 2004-6XS Due 3/25/2034	Asset Backed Securities 193,357 units	179,196
Federal Home Loan Mortgage Corporation Series 3688 Variable Rate Due 11/15/2046	Government Mortgage Backed Securities 150,540 units	177,860
Fannie Mae Preassign 00277 5.5% Due 2/25/2033	Government Mortgage Backed Securities 155,000 units	177,652
Residential Accredited Loans Inc. Pass-Through 5% Due 3/25/2019	Collateralized Mortgage Obligations 174,915 units	176,581
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 8/15/2036	Government Mortgage Backed Securities 1,167,702 units	175,800
Wells Fargo Mortgage Backed Securities 2004-K Due 7/25/2034	Collateralized Mortgage Obligations 176,172 units	175,559
CenterPoint Energy 6.5% Due 05/01/2018	Corporate Bonds 150,000 units	175,112
Fannie Mae Pool #767867 5.5% Due 3/01/2033	Government Mortgage Backed Securities 159,627 units	174,847
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Securities 1,003,217 units	173,643
Fannie Mae 2001-T10 Pass-Through 7% Due 12/25/2041	Government Mortgage Backed Securities 156,868 units	173,592
Ginnie Mae 2006-26 Remic 0% Due 6/20/2036	Government Mortgage Backed Securities 188,283 units	172,965
Wellpoint Inc. 5.875% Due 6/15/2017	Corporate Bonds 150,000 units	172,839
Federal Home Loan Mortgage Corporation Pool #E0227 6% Due 11/01/2021	Government Mortgage Backed Securities 157,722 units	172,626
Fannie Mae Pool #256928 6% Due 10/01/2027	Government Mortgage Backed Securities 156,556 units	172,510
Comcast Corporation 5.9% Due 03/15/2016	Corporate Bonds 150,000 units	171,689
Bank of America Corporation 5.65% Due 5/01/2018*	Corporate Bonds 180,000 units	171,496
Ginnie Mae Remic Series 2008-40 Floating Rate Due 5/16/2038	Government Mortgage Backed Securities 934,012 units	171,469
Federal Home Loan Mortgage Corporation Pool 5.891% Due 8/1/2037	Government Mortgage Backed Securities 160,877 units	171,467
Fannie Mae 6.5% Due 2/25/2047	Government Mortgage Backed Securities 154,232 units	171,311
Federal Home Loan Mortgage Corporation Series 1078 6.5% Due 5/15/2021	Government Mortgage Backed Securities 157,046 units	171,166
Wells Fargo Mortgage Backed Series 2006-5 Due 04/25/2036	Collateralized Mortgage Obligations 170,503 units	170,230
Berkshire Hathaway Inc. 3.2% Due 2/11/2015	Corporate Bonds 160,000 units	169,626
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 9/25/2033	Collateralized Mortgage Obligations 159,836 units	168,613
Ginnie Mae Pool #738679 7% Due 11/20/2038	Government Mortgage Backed Securities 144,353 units	167,614
United States Treasury Notes 3.25% Due 12/31/2016	Government Bonds 150,000 units	167,484
Ginnie Mae 5.5% Due 6/20/2038	Government Mortgage Backed Securities 142,000 units	167,352
Federal Home Loan Mortgage Corporation Pool #A72934 8% Due 2/01/2038	Government Mortgage Backed Securities 138,369 units	167,187
Federal Home Loan Mortgage Corporation Series 2994 5% Due 6/15/2035	Government Mortgage Backed Securities 149,000 units	166,568
Fannie Mae Pool #888366 7% Due 4/01/2037	Government Mortgage Backed Securities 145,264 units	165,884
Verizon Communications Inc. 6.4% Due 2/15/2038	Corporate Bonds 130,000 units	165,022
Credit Agricole SA 8.375% Floating Rate Due 8/15/2029	Corporate Bonds 220,000 units	165,000
General Electric Capital Corporation 5.9% Due 5/13/2014	Corporate Bonds 150,000 units	164,273
Hess Corporation LLC 5.29% Due 3/25/2016	Asset Backed Securities 150,000 units	162,391
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 8/16/2039	Government Mortgage Backed Securities 1,379,046 units	162,387

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Centex Home Equity 4.68% Due 6/25/2032	Asset Backed Securities 170,309 units	161,385
Federal Home Loan Mortgage Corporation Pool #E90573 6% Due 7/01/2017	Government Mortgage Backed Securities 146,898 units	160,779
Ginnie Mae 6.5% Due 6/2/2032	Government Mortgage Backed Securities 137,977 units	158,125
Time Warner Cable Inc. 7.3% Due 7/1/2038	Corporate Bonds 130,000 units	157,970
Ginnie Mae 2009-106 Floating Rate Due 6/20/2037	Government Mortgage Backed Securities 958,769 units	157,053
Ginnie Mae 2010-014 0% Due 3/20/2036	Government Mortgage Backed Securities 167,208 units	156,690
Ginnie Mae Pool #738054 6.5% Due 01/20/2039	Government Mortgage Backed Securities 137,300 units	156,578
Duke Energy Corporation 5.625% Due 11/30/2012	Corporate Bonds 150,000 units	156,305
Federal Home Loan Mortgage Corporation Series 2648 5% Due 7/15/2033	Government Mortgage Backed Securities 152,190 units	155,384
Wells Fargo Mortgage Backed Securities 2003-F Variable Rate Due 6/25/2033	Collateralized Mortgage Obligations 155,096 units	155,182
CitiFinancial Mortgage 5.348% Due 8/25/2033	Asset Backed Securities 160,999 units	155,077
Fannie Mae Pool #AE0081 6% Due 7/01/2024	Government Mortgage Backed Securities 142,161 units	154,017
Banc America Alternative Loan Trust 2004-6 5% Due 7/25/2019*	Collateralized Mortgage Obligations 151,431 units	153,293
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 1/25/2040	Government Mortgage Backed Securities 1,212,696 units	152,837
Fannie Mae Remic Series 1997-57 5% Due 9/18/2027	Government Mortgage Backed Securities 142,417 units	152,589
GTP Acquisition Partners I, LLC 4.347% Due 06/15/2016	Corporate Bonds 152,000 units	151,353
Banc America Mortgage Securities 2004-C 3.73055% Due 4/25/2034*	Collateralized Mortgage Obligations 167,162 units	150,609
Countrywide Financial Corporation 5.8% Due 6/07/2012*	Corporate Bonds 150,000 units	150,316
Federal Home Loan Mortgage Corporation Pool #G30290 6.5% Due 3/01/2026	Government Mortgage Backed Securities 134,458 units	150,031
Morgan Stanley 5.625% Due 1/9/2012	Corporate Bonds 150,000 units	150,023
Fannie Mae Remic Series 2007-35 5% Due 9/25/2033	Government Mortgage Backed Securities 145,063 units	149,812
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 7/15/2049	Commercial Mortgage Backed Securities 141,000 units	149,340
Federal Home Loan Mortgage Corporation Series 2046 6.5% Due 4/15/2028	Government Mortgage Backed Securities 129,086 units	147,709
Fannie Mae Pool #889213 6% Due 4/01/2034	Government Mortgage Backed Securities 134,793 units	147,118
Sequoia Mortgage Trust Variable Rate Due 9/20/2034	Collateralized Mortgage Obligations 178,999 units	146,790
Ginne Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Securities 753,331 units	146,636
Federal Home Loan Mortgage Corporation Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Securities 149,489 units	146,511
UnitedHealth Group Inc. 4.875% Due 2/15/2013	Corporate Bonds 140,000 units	145,784
Federal Home Loan Mortgage Corporation Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Securities 1,081,388 units	144,882
Ginnie Mae Pool #534607 6.45% Due 8/15/2030	Government Mortgage Backed Securities 126,779 units	144,282
Ginnie Mae 2008-050 Remic Pass-Through 6% Due 6/20/2038	Government Mortgage Backed Securities 123,000 units	142,846
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Securities 948,411 units	142,742
Nordea Bank 7% Due 11/13/2014	Corporate Bonds 140,000 units	142,231
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Securities 837,562 units	142,109
Fannie Mae Pool #888601 5.5% Due 6/01/2020	Government Mortgage Backed Securities 129,804 units	141,092
Ginnie Mae Remic Series 2008-073 Floating Rate Due 8/20/2038	Government Mortgage Backed Securities 900,510 units	140,295
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bonds 150,000 units	139,921
Federal Home Loan Mortgage Corporation Series 2058 6.5% Due 5/15/2028	Government Mortgage Backed Securities 134,686 units	138,712
Fannie Mae Remic Series 2003-47 5.75% Due 6/25/2033	Government Mortgage Backed Securities 119,000 units	137,061
Fannie Mae 2001-82 6.5% Due 1/25/2032	Government Mortgage Backed Securities 119,530 units	136,768
Fannie Mae Remic Trust 2004-70 5% Due 10/25/2024	Government Mortgage Backed Securities 125,000 units	136,662
United States Treasury Bonds 6.375% Due 8/15/27	Government Bonds 90,000 units	136,420
Ginnie Mae 2008-60 5.5% Due 7/16/2023	Government Mortgage Backed Securities 120,000 units	134,941
Federal Home Loan Mortgage Corporation Pool #G12988 6% Due 1/01/2023	Government Mortgage Backed Securities 122,027 units	132,871
Citigroup Inc. 6.875% Due 3/5/2038	Corporate Bonds 120,000 units	131,834
Fannie Mae Series 390 Variable Rate Due 6/25/2038	Government Mortgage Backed Securities 947,090 units	131,273
JP Morgan Remic Series 2010-4 Variable Rate Due 8/26/2035	Collateralized Mortgage Obligations 134,031 units	131,155
Royal Bank of Scotland 6.4% Due 10/21/2019	Corporate Bonds 140,000 units	131,066
Ally Auto 1.55% Due 10/15/2014	Asset Backed Securities 129,000 units	130,583
Wells Fargo Mortgage Backed Securities 2004-BB Trust Due 1/25/2035	Collateralized Mortgage Obligations 135,752 units	129,651
Ginnie Mae 2004-86 Remic Pass-Through Floating Due 9/20/2034	Government Mortgage Backed Securities 901,184 units	129,406
BP Capital Markets PLC 5.25% Due 11/07/2013	Corporate Bonds 120,000 units	128,708
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034	Collateralized Mortgage Obligations 133,790 units	128,502
Telecom Italia Capital 5.25% Due 10/01/2015	Corporate Bonds 140,000 units	128,426
Illinois State Taxable Pension 5.1% Due 06/01/2033	Municipal/Provincial Bonds 140,000 units	127,775
Wachovia Commercial Mortgage Trust 2005-C21 5.203% Due 10/15/2044	Commercial Mortgage Backed Securities 120,000 units	126,964
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Securities 957,867 units	125,588
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage Backed Securities 16,042,411 units	125,227
Federal Home Loan Mortgage Corporation Pool #C9-0767 6% Due 12/01/2023	Government Mortgage Backed Securities 113,427 units	124,968
Federal Home Loan Mortgage Corporation Series 2934 Principal Only Due 2/15/2020	Government Mortgage Backed Securities 129,372 units	124,773
Fannie Mae 3.625% Due 02/12/2013	Government Agency Bonds 120,000 units	124,446
Ginnie Mae 2006-023 Remic Floating Rate Due 1/20/2036	Government Mortgage Backed Securities 936,005 units	124,184
Dominion Resources Inc. 5.7% Due 9/17/2012	Corporate Bonds 120,000 units	124,023
Fannie Mae Preassign 00472 7% Due 7/25/2042	Government Mortgage Backed Securities 110,168 units	123,963
Mercedes-Benz Auto Receivables Trust 2011-1CI .85% Due 03/15/2015	Asset Backed Securities 123,000 units	123,096

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Bank of America Auto Trust 1.31% Due 7/15/2014*	Asset Backed Securities 122,365 units	122,730
Fannie Mae Remic Trust 2001-38 Principal Only Due 8/25/2031	Government Mortgage Backed Securities 133,195 units	121,798
Credit Suisse First Boston Securities Corporation Series 2006-C1 Floating Rate Due 2/15/2039	Commercial Mortgage Backed Securities 110,000 units	121,736
Roche Holdings Inc. 6% Due 3/1/2019	Corporate Bonds 100,000 units	121,541
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bonds 110,000 units	121,445
Citigroup Commercial Mortgage Trust Series 2005-C3 Due 5/15/2043	Commercial Mortgage Backed Securities 115,000 units	121,311
Merrill Lynch & Company Inc. 6.15% Due 4/25/2013*	Corporate Bonds 120,000 units	121,124
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Securities 492,696 units	118,443
Ginnie Mae Remic Series 2007-16 Floating Rate Due 4/20/2037	Government Mortgage Backed Securities 888,429 units	118,273
Ginnie Mae Pool #534855 6.45% Due 11/15/2030	Government Mortgage Backed Securities 101,976 units	116,055
Comcast Corporation 5.7% Due 07/01/2019	Corporate Bonds 100,000 units	116,009
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Collateralized Mortgage Obligations 146,322 units	115,804
Federal Home Loan Mortgage Corporation Series 2626 5% Due 6/15/2033	Government Mortgage Backed Securities 106,977 units	115,602
Amerada Hess Corporation 7.3% Due 8/15/2031	Corporate Bonds 90,000 units	115,491
Ginnie Mae Pool #614616 Series 2018 5.5% Due 7/15/2018	Government Mortgage Backed Securities 104,376 units	114,432
Capital One Financial Corporation 4.75% Due 07/15/2021	Corporate Bonds 110,000 units	113,202
XTO Energy Inc. 7.5% Due 4/15/2012	Corporate Bonds 110,000 units	112,202
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 3/25/2035	Collateralized Mortgage Obligations 138,108 units	111,524
Bayview Commercial Asset Trust Variable Rate Due 1/25/2036	Collateralized Mortgage Obligations 161,422 units	111,422
Ginnie Mae 5.25% Due 3/20/2038	Government Mortgage Backed Securities 100,000 units	111,319
Ginnie Mae Pool #534720 6.45% Due 9/15/2030	Government Mortgage Backed Securities 97,368 units	110,810
General Electric Capital Corporation 5.625% Due 9/15/2017	Corporate Bonds 100,000 units	110,678
Hewlett-Packard Company 6% Due 09/15/2041	Corporate Bonds 100,000 units	110,662
Banc America Commercial Mortgage Inc. 2005-6 5.195% Due 9/10/2047*	Commercial Mortgage Backed Securities 100,000 units	110,599
General Electric Capital Corporation 5.5% Due 1/08/2020	Corporate Bonds 100,000 units	110,029
Morgan Stanley Capital I Trust Inc. 2004-HQ3 4.8% Due 1/13/2041	Commercial Mortgage Backed Securities 105,000 units	109,983
Ginnie Mae 5.25% Due 4/20/2038	Government Mortgage Backed Securities 94,000 units	109,849
Indymac Mortgage Backed Securities Inc. 4.75% Due 2/25/2019	Asset Backed Securities 108,314 units	109,253
Ginnie Mae Remic Series 2008-79 Floating Rate Due 9/20/2038	Government Mortgage Backed Securities 544,704 units	108,708
Wells Fargo Mortgage Backed Securities 2003-A Trust Due 2/25/2033	Collateralized Mortgage Obligations 115,315 units	108,611
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bonds 83,000 units	108,591
Fannie Mae Pool #745406 6% Due 3/01/2021	Government Mortgage Backed Securities 100,207 units	108,502
Federal Home Loan Mortgage Corporation Preassign 00890 Due 4/15/2036	Government Mortgage Backed Securities 112,833 units	108,082
MetLife Global 5.125% Due 6/10/2014	Corporate Bonds 100,000 units	107,673
GMAC Commercial Mortgage Securities 5.238% Due 11/10/2045	Commercial Mortgage Backed Securities 100,000 units	107,658
Credit Suisse First Boston 5.125% Due 08/15/2015	Corporate Bonds 100,000 units	105,336
Ontario Province Canada 2.7% Due 6/16/2015	Municipal/Provincial Bonds 100,000 units	104,736
Fannie Mae Preassign 00033 5% Due 3/25/2032	Government Mortgage Backed Securities 100,000 units	104,549
Michigan Indiana Power Company 7% Due 3/15/2019	Corporate Bonds 85,000 units	104,549
National Semiconductor 6.6% Due 06/15/2017	Corporate Bonds 85,000 units	104,403
Ohio State University General Receipts Bond 4.8% Due 06/01/2111	Municipal/Provincial Bonds 100,000 units	104,297
United States Treasury Bonds Inflation Index 1.75% Due 1/15/2028	Index Linked Government Bonds 80,000 units	103,992
Ginnie Mae 2007-059 Remic Pass-Through Due 4/20/2037	Government Mortgage Backed Securities 843,825 units	103,435
Apache Corporation 6% Due 1/15/2037	Corporate Bonds 80,000 units	103,142
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligations 100,209 units	103,081
Commonwealth Bank of Australia 3.75% Due 10/15/2014	Corporate Bonds 100,000 units	103,030
International Business 1.95% Due 07/22/2016	Corporate Bonds 100,000 units	102,916
Nordea Bank 4.875% Due 1/27/2020	Corporate Bonds 100,000 units	102,694
Total Capital 2.3% Due 3/15/2016	Corporate Bonds 100,000 units	102,633
Wyeth 5.95% Due 4/01/2037	Corporate Bonds 80,000 units	102,478
Tennessee Valley Authority Global Power Bond 2009 Series C 5.25% Due 09/15/2039	Government Agency Bonds 80,000 units	102,121
Fannie Mae Remic Series 2004-36 Due 5/25/2034	Government Mortgage Backed Securities 78,978 units	101,929
Fannie Mae Pool #254179 6% Due 1/01/2022	Government Mortgage Backed Securities 92,294 units	101,671
HSBC Finance Corporation 5% Due 06/30/2015	Corporate Bonds 100,000 units	101,539
MetLife Global 2.5% Due 1/11/2013	Corporate Bonds 100,000 units	101,212
Ginnie Mae 2008-069 Remic Pass-Through 5.75% Due 8/20/2038	Government Mortgage Backed Securities 85,291 units	100,882
Federal Home Loan Mortgage Corporation Adjustable Rate Due 5/1/2037	Government Mortgage Backed Securities 94,673 units	100,721
Santander Drive Auto Receivables Trust 2010-A3 1.83% Due 11/17/2014	Asset Backed Securities 100,000 units	100,407
Bank of Nova Scotia 1.65% Due 10/29/2015	Corporate Bonds 100,000 units	99,879
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligations 95,713 units	99,079
Washington Mutual Variable Rate Pass-Through Due 9/25/2033	Collateralized Mortgage Obligations 103,872 units	98,252
HSBC Home Equity Loan Trust Series 2006-1 Due 1/20/2036	Asset Backed Securities 105,124 units	97,998
Ginnie Mae Remic Series 1997-16 Due 10/20/2027	Government Mortgage Backed Securities 448,329 units	97,955
Fannie Mae Remic Trust 2006-20 Variable Rate Due 4/25/2036	Government Mortgage Backed Securities 608,676 units	97,582
Boeing Company 6% Due 3/15/2019	Corporate Bonds 80,000 units	97,026

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

American Express Company 7% Due 3/19/2018	Corporate Bonds 80,000 units	96,673
Chase FDG Mortgage Loan 4.499% Due 8/25/2030	Asset Backed Securities 96,650 units	96,405
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bonds 85,000 units	96,318
Diageo Capital PLC 4.828% Due 7/15/2020	Corporate Bonds 85,000 units	96,119
Citigroup Inc. 6.125% Due 11/21/2017	Corporate Bonds 90,000 units	96,051
Federal Home Loan Mortgage Corporation Gold Pool 6.5% Due 4/01/2021	Government Mortgage Backed Securities 85,981 units	95,939
Time Warner Cable Inc. 6.75% Due 7/01/2018	Corporate Bonds 80,000 units	95,017
Equity One ABS Inc. 5.05% Due 9/25/2033	Asset Backed Securities 115,995 units	94,775
Fannie Mae Pool #550390 6.45% Due 10/01/2030	Government Mortgage Backed Securities 82,163 units	94,267
Rabobank Nederland Variable Rate Due 12/29/2049	Corporate Bonds 80,000 units	93,600
Fannie Mae Remic Trust 2005-103 Variable Rate Due 7/25/2035	Government Mortgage Backed Securities 88,344 units	93,303
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 2/01/2018	Government Mortgage Backed Securities 87,522 units	92,275
Morgan Stanley 3.45% Due 2/11/2015	Corporate Bonds 100,000 units	92,069
Fannie Mae Preassign 00506 6% Due 4/25/2017	Government Mortgage Backed Securities 84,942 units	91,960
PNC FDG Corporation 6.7% Due 6/10/2019	Corporate Bonds 75,000 units	91,503
PPL Energy Supply LLC 4.6% Due 12/15/2021	Corporate Bonds 90,000 units	91,269
Federal Home Loan Mortgage Corporation 0% Due 11/15/2037	Government Mortgage Backed Securities 96,613 units	91,037
Ginnie Mae 6% Due 6/20/2032	Government Mortgage Backed Securities 84,365 units	90,832
Time Warner Cable Inc. 8.75% Due 2/14/2019	Corporate Bonds 70,000 units	89,385
Anheuser Busch 5.375% Due 11/15/2014	Corporate Bonds 80,000 units	88,890
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Securities 95,609 units	87,807
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2035	Government Mortgage Backed Securities 80,646 units	87,794
MidAmerican Energy 5.3% Due 3/15/2018	Corporate Bonds 75,000 units	87,579
Microsoft Corporation 5.3% Due 02/08/2041	Corporate Bonds 69,000 units	87,353
Blackrock Inc. 6.25% Due 9/15/2017*	Corporate Bonds 75,000 units	87,256
Ginnie Mae Pool #535143 6.45% Due 1/15/2031	Government Mortgage Backed Securities 76,664 units	87,249
Apache Corporation 6% Due 9/15/2013	Corporate Bonds 80,000 units	87,153
Ginnie Mae Remic Series 2006-26 Due 6/20/2036	Government Mortgage Backed Securities 671,657 units	87,086
PacifiCorp 5.75% Due 04/01/2037	Corporate Bonds 70,000 units	86,479
National Rural Utilities 10.375% Due 11/01/2018	Corporate Bonds 60,000 units	86,325
BB&T Corporation 5.2% Due 12/23/2012	Corporate Bonds 80,000 units	85,648
Petro-Canada 7.875% Due 06/15/2026	Corporate Bonds 65,000 units	85,468
Cleveland Electric Illumination Company 5.65% Due 12/15/2013	Corporate Bonds 80,000 units	85,383
Intel Corporation 3.3% Due 10/01/2021	Corporate Bonds 81,000 units	85,328
Federal Home Loan Mortgage Corporation Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Securities 756,671 units	84,550
Fannie Mae Remic Trust 2010-35 Variable Rate Due 4/25/2040	Government Mortgage Backed Securities 650,938 units	84,173
United States Treasury Bonds Inflation Index 2% Due 1/15/2026	Index Linked Government Bonds 60,000 units	84,148
Capital One Financial Corporation 6.75% Due 9/15/2017	Corporate Bonds 75,000 units	84,039
Ginnie Mae Pool #535166 6.45% Due 1/15/2031	Government Mortgage Backed Securities 72,920 units	82,988
Time Warner Cable Inc. 6.75% Due 6/15/2039	Corporate Bonds 70,000 units	82,720
Oracle Corporation 5% Due 07/08/2019	Corporate Bonds 70,000 units	82,530
Federal Home Loan Mortgage Corporation Preassign 00603 5% Due 2/15/2020	Government Mortgage Backed Securities 802,105 units	82,326
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 9/15/2026	Government Mortgage Backed Securities 553,673 units	81,857
Fannie Mae 6% Due 4/18/2036	Government Agency Bonds 70,000 units	81,281
Sempra Energy 9.8% Due 02/15/2019	Corporate Bonds 60,000 units	81,033
Nelnet Student Loan Trust Floating Rate Due 4/25/2024	Asset Backed Securities 80,000 units	81,019
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 5/01/2036	Government Mortgage Backed Securities 71,603 units	81,000
ebay Inc. 3.25% Due 10/15/2020	Corporate Bonds 80,000 units	80,755
Federal Home Loan Mortgage Corporation Series 10 Due 7/15/2019	Government Mortgage Backed Securities 72,892 units	80,439
Federal Home Loan Mortgage Corporation Principal Only Due 12/15/2032	Government Mortgage Backed Securities 86,859 units	79,638
Fannie Mae Remic 390 6% Due 7/25/2023	Government Mortgage Backed Securities 715,862 units	79,062
Delta Air Lines Inc. 6.821% Due 8/10/2022	Corporate Bonds 75,634 units	78,939
Time Warner Entertainment 8.375% Due 7/15/2033	Corporate Bonds 60,000 units	78,643
Macquarie Group Limited 7.3% Due 8/01/2014	Corporate Bonds 75,000 units	78,083
Federal Home Loan Mortgage Corporation Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Securities 600,843 units	77,953
Ginnie Mae 2003-018 Floating Rate Due 9/20/2032	Government Mortgage Backed Securities 66,417 units	77,800
Fannie Mae Pool 5.5% Due 2/1/2036	Government Mortgage Backed Securities 71,072 units	77,538
Walt Disney Company 4.125% Due 12/01/2041	Corporate Bonds 75,000 units	77,370
Federal Home Loan Mortgage Corporation Series 3117 Principal Only Due 2/15/2036	Government Mortgage Backed Securities 80,398 units	76,889
Kaupthing Bank 7.625% Due 12/31/2040	Corporate Bonds 310,000 units	76,725
Fannie Mae Interest Strip 5.01% Due 11/15/2021	Government Mortgage Backed Securities 100,000 units	76,675
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 6/16/2032	Government Mortgage Backed Securities 390,048 units	76,456
Jeffries Group 8.5% Due 7/15/2019	Corporate Bonds 75,000 units	76,125
Fannie Mae Preassign 00059 6.5% Due 2/25/2044	Government Mortgage Backed Securities 68,254 units	76,000
Fannie Mae 2003-45 5.5% Due 6/25/2033	Government Mortgage Backed Securities 64,000 units	75,727

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Nomura Holdings Inc. 5% Due 3/04/2015	Corporate Bonds 75,000 units	75,523
E. I. du Pont de Nemours & Company 5.6% Due 12/15/2036	Corporate Bonds 60,000 units	74,255
Rio Tinto Financial USA 3.5% Due 11/02/2020	Corporate Bonds 72,000 units	73,592
Federal Home Loan Mortgage Corporation Series 3117 Due 02/15/2036	Government Mortgage Backed Securities 77,379 units	72,737
Hewlett-Packard Company 4.375% Due 09/15/2021	Corporate Bonds 70,000 units	72,243
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 1/01/2024	Government Mortgage Backed Securities 66,227 units	72,154
Halliburton Company 8.75% Due 02/15/2021	Corporate Bonds 50,000 units	71,917
Union Pacific Corporation 4.163% Due 07/15/2022	Corporate Bonds 66,000 units	71,634
Federal Home Loan Mortgage Corporation Pool #B3-1151 6.5% Due 11/01/2031	Government Mortgage Backed Securities 64,921 units	70,965
ASIF Global Financing XIX 4.9% Due 01/17/2013	Corporate Bonds 70,000 units	70,585
Anheuser Busch 5.375% Due 1/15/2020	Corporate Bonds 60,000 units	70,368
Federal Home Loan Mortgage Corporation Series 3101 5.5% Due 1/15/2036	Government Mortgage Backed Securities 60,000 units	68,858
Fannie Mae Remic Trust 2001-4 7% Due 3/25/2021	Government Mortgage Backed Securities 63,226 units	68,685
Boeing Capital Corporation 4.7% Due 10/27/2019	Corporate Bonds 60,000 units	68,296
Ginnie Mae Pool #534544 6.45% Due 8/15/2030	Government Mortgage Backed Securities 59,554 units	67,776
HSBC Home Equity Loan Trust Series 2005-2 Due 1/20/2035	Asset Backed Securities 76,220 units	67,639
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Securities 60,184 units	67,596
PSEG Power LLC 5.125% Due 04/15/2020	Corporate Bonds 60,000 units	67,306
Cox Communications Inc. 8.375% Due 03/01/2039	Corporate Bonds 50,000 units	66,948
Southern California Edison 6.65% Due 04/01/2029	Corporate Bonds 50,000 units	65,912
American Municipal Power Ohio Inc. Rev. 7.499% Due 2/15/2050	Municipal/Provincial Bonds 50,000 units	65,283
Fannie Mae Series 331 Variable Rate Due 2/01/2033	Government Mortgage Backed Securities 274,937 units	64,954
AOL Time Warner 7.625% Due 04/15/2031	Corporate Bonds 50,000 units	64,544
Federal Home Loan Mortgage Corporation Floating Rate Due 10/15/2040	Government Mortgage Backed Securities 388,689 units	64,101
Federal Home Loan Mortgage Corporation Series 2611 Floating Rate Due 5/15/2033	Government Mortgage Backed Securities 61,592 units	63,717
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Securities 55,118 units	63,603
Coca-Cola Company 3.3% Due 09/01/2021	Corporate Bonds 60,000 units	63,182
Citigroup Inc. 6.375% Due 8/12/2014	Corporate Bonds 60,000 units	62,971
PPG Industries Inc. 7.4% Due 9/30/2012	Corporate Bonds 50,000 units	62,352
United Technologies Corporation 6.125% Due 02/01/2019	Corporate Bonds 50,000 units	61,784
Duke Energy Corporation 6% Due 12/01/2028	Corporate Bonds 50,000 units	61,753
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 4/15/2037	Government Mortgage Backed Securities 58,118 units	61,500
Vodafone Group PLC 5% Due 09/15/2015	Corporate Bonds 55,000 units	61,396
AT&T Inc. 6.3% Due 1/15/2038	Corporate Bonds 50,000 units	61,387
Ginnie Mae 2003-112 Floating Rate Due 10/20/2032	Government Mortgage Backed Securities 500,000 units	61,114
News America Inc. 7.625% Due 11/30/2028	Corporate Bonds 50,000 units	60,389
Wal-Mart Stores Inc. 5.25% Due 09/01/2035	Corporate Bonds 50,000 units	59,809
Federal Home Loan Mortgage Corporation Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Securities 65,393 units	59,801
Bear Stearns Commercial Mortgage Securities Inc. Series 2005-PWR9 4.871% Due 9/15/2015	Commercial Mortgage Backed Securities 55,000 units	59,652
FPL Group Capital Inc. 7.875% Due 12/15/2015	Corporate Bonds 50,000 units	59,650
CSX Corporation 6.25% Due 3/15/2018	Corporate Bonds 50,000 units	59,520
Hewlett-Packard Company 6.125% Due 3/1/2014	Corporate Bonds 55,000 units	59,304
Dow Chemical Company 4.25% Due 11/15/2020	Corporate Bonds 57,000 units	59,248
Canadian Natural Resources Limited 5.9% Due 02/01/2018	Corporate Bonds 50,000 units	58,930
Fannie Mae Preassign 00464 Due 1/25/2036	Government Mortgage Backed Securities 59,902 units	58,707
Federal Home Loan Mortgage Corporation Series 3213 6% Due 9/15/2036	Government Mortgage Backed Securities 50,000 units	58,294
Cisco Systems Inc. 5.5% Due 2/22/2016	Corporate Bonds 50,000 units	58,187
Praxair Inc. 5.2% Due 3/15/2017	Corporate Bonds 50,000 units	57,678
Countrywide Financial Corporation 6.25% Due 5/15/2015*	Corporate Bonds 60,000 units	56,528
Alberta Energy Limited 7.375% Due 11/01/2031	Corporate Bonds 45,000 units	56,278
Federal Home Loan Mortgage Corporation Series 2755 Principal Only Due 2/15/2029	Government Mortgage Backed Securities 56,426 units	56,224
Intuit Inc. 5.75% Due 3/15/2017	Corporate Bonds 50,000 units	56,088
Merrill Lynch Mortgage Trust Series 2005-LC1 Due 1/12/2044*	Commercial Mortgage Backed Securities 60,000 units	56,061
AGL Capital Corporation 3.5% Due 09/15/2021	Corporate Bonds 56,000 units	56,030
Waste Management Inc. of Delaware 4.75% Due 6/20/2020	Corporate Bonds 50,000 units	54,852
Xerox Corporation 5.625% Due 12/15/2019	Corporate Bonds 50,000 units	54,619
DirecTV Holdings 6% Due 08/15/2040	Corporate Bonds 50,000 units	54,544
Bank of New York Inc. 4.6% Due 1/15/2020	Corporate Bonds 50,000 units	54,431
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Securities 51,390 units	54,181
National Semiconductor 3.95% Due 04/15/2015	Corporate Bonds 50,000 units	54,010
Arrow Electronics Inc. 6% Due 4/1/2020	Corporate Bonds 50,000 units	53,608
Potash Corporation of Saskatchewan, Inc. 3.75% Due 09/30/2015	Corporate Bonds 50,000 units	53,607
New York Life Global 5.375% Due 09/15/2013	Corporate Bonds 50,000 units	53,337
Lockheed Martin 4.25% Due 11/15/2019	Corporate Bonds 50,000 units	53,183
General Electric Capital Corporation 5.875% Due 1/14/2038	Corporate Bonds 50,000 units	52,979

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

CenterPoint Energy Resources Corporation 4.5% 01/15/2021	Corporate Bonds 50,000 units	52,956
Federal Home Loan Mortgage Corporation Floating Rate Due 4/15/2037	Government Mortgage Backed Securities 50,265 units	52,508
Fannie Mae Pool #550389 6.45% Due 9/1/2030	Government Mortgage Backed Securities 45,679 units	52,408
New York Life Global 3% Due 5/04/2015	Corporate Bonds 50,000 units	52,366
Norfolk Southern 6% Due 05/23/2111	Corporate Bonds 45,000 units	52,236
First Horizon Pass-Through Series 2003-7 4.5% Due 9/25/2018	Collateralized Mortgage Obligations 50,693 units	52,093
Bunge Limited Finance Corporation 5.875% Due 5/15/2013	Corporate Bonds 50,000 units	52,041
Bank of New York Inc. 2.95% Due 6/18/2015	Corporate Bonds 50,000 units	51,853
Goldman Sachs Group Inc. 6.15% Due 4/01/2018	Corporate Bonds 50,000 units	51,604
Deutsche Bank 4.875% Due 5/20/2013	Corporate Bonds 50,000 units	51,110
HSBC Finance Corporation 4.75% Due 07/15/2013	Corporate Bonds 50,000 units	51,057
Viacom Inc. 7.875% Due 7/30/2030	Corporate Bonds 40,000 units	50,888
Royal Bank of Canada 2.3% Due 07/20/2016	Corporate Bonds 50,000 units	50,827
Fifth Third Bancorp 3.625% Due 01/25/2016	Corporate Bonds 50,000 units	50,730
The Mosaic Company 3.75% Due 11/15/2021	Corporate Bonds 50,000 units	50,520
Fannie Mae Pool 5.5% Due 6/1/2036	Government Mortgage Backed Securities 46,058 units	50,348
Duke Capital Corporation 8% Due 10/01/2019	Corporate Bonds 40,000 units	50,337
Wea Finance LLC 6.75% Due 09/02/2019	Corporate Bonds 45,000 units	50,191
Freddie Mac Series 2643 Floating Rate Due 3/15/2032	Government Mortgage Backed Securities 28,564 units	49,398
Morgan Stanley 4.75% Due 4/1/2014	Corporate Bonds 50,000 units	49,254
Federal Home Loan Mortgage Corporation Pool 5.697% Due 4/1/2037	Government Mortgage Backed Securities 46,114 units	48,927
Fannie Mae Remic Trust 2009-15 Variable Rate Due 3/25/2024	Government Mortgage Backed Securities 433,499 units	48,858
SunTrust Banks Inc. 5.25% Due 11/05/2012	Corporate Bonds 47,000 units	48,167
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 3/16/2034	Government Mortgage Backed Securities 452,624 units	47,975
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 6/16/2033	Government Mortgage Backed Securities 49,497 units	47,833
Nevada Power Company 5.45% Due 05/15/2041	Corporate Bonds 40,000 units	47,523
Connecticut Light & Power Company 5.65% Due 05/01/2018	Corporate Bonds 40,000 units	47,397
Dell Inc. 5.875% Due 6/15/2019	Corporate Bonds 40,000 units	46,973
Alabama Power Company 6.125% Due 05/15/2038	Corporate Bonds 35,000 units	46,602
Deutsche Bank Financial 5.375% Due 03/02/2015	Corporate Bonds 45,000 units	46,409
StatoilHydro ASA 5.25% Due 04/15/2019	Corporate Bonds 40,000 units	46,290
Federal Home Loan Mortgage Corporation Series 3171 Principal Only Due 6/15/2036	Government Mortgage Backed Securities 50,465 units	46,155
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 4/25/2023	Government Mortgage Backed Securities 171,878 units	45,921
ERP Operating Limited Partnership 4.625% Due 12/15/2021	Corporate Bonds 45,000 units	45,889
Goldman Sachs 3.7% Due 8/01/2015	Corporate Bonds 46,000 units	45,066
BHP Billiton Finance USA Limited 5.5% Due 04/01/2014	Corporate Bonds 40,000 units	43,968
Talisman Energy, Inc. 7.75% Due 06/01/2019	Corporate Bonds 35,000 units	43,157
BP Capital Markets PLC 3.875% Due 3/10/2015	Corporate Bonds 40,000 units	42,712
Pitney Bowes Inc. 5.875% Due 8/15/2014	Corporate Bonds 40,000 units	42,533
Commonwealth Bank of Australia 5.0% Due 10/15/2019	Corporate Bonds 40,000 units	42,422
Allstate Life 5.375% Due 4/30/2013	Corporate Bonds 40,000 units	42,237
US Bancorp 4.125% Due 05/24/2021	Corporate Bonds 38,000 units	42,220
Wells Fargo & Company 5.5% Due 05/01/2013	Corporate Bonds 40,000 units	42,204
Principal Life Inc. 5.3% Due 12/14/2012	Corporate Bonds 40,000 units	41,632
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 7/20/2038	Government Mortgage Backed Securities 35,000 units	41,573
Fannie Mae Pool #550387 6.45% Due 8/01/2030	Government Mortgage Backed Securities 35,010 units	40,167
PNC FDG Corporation 5.25% Due 11/15/2015	Corporate Bonds 36,000 units	39,155
Fannie Mae Remic Trust 2010-43 4.5% Due 2/25/2025	Government Mortgage Backed Securities 568,902 units	39,067
Appalachian Power Company 6.7% Due 08/15/2038	Corporate Bonds 30,000 units	38,805
Delta Air Lines Inc. 4.95% Due 5/23/2019	Corporate Bonds 38,129 units	38,605
PNC FDG Corporation 5.625% Due 2/01/2017	Corporate Bonds 35,000 units	38,111
Time Warner Cable Inc. 8.25% Due 4/01/2019	Corporate Bonds 30,000 units	37,680
Johnson Controls Inc. 4.25% Due 03/01/2021	Corporate Bonds 35,000 units	37,400
Telecom Italia Capital 6.999% Due 6/04/2018	Corporate Bonds 40,000 units	37,396
Bunge Limited Finance Corporation 8.5% Due 6/15/2019	Corporate Bonds 30,000 units	36,517
Public Service Electric & Gas 2.7% Due 5/01/2015	Corporate Bonds 35,000 units	36,487
Nationwide Mutual Insurance Company 9.375% Due 08/15/2039	Corporate Bonds 30,000 units	36,254
CME Group Inc. 5.75% Due 2/01/2014	Corporate Bonds 33,000 units	35,971
Pacific Gas & Electric Company 5.625% Due 11/30/2017	Corporate Bonds 30,000 units	35,500
Crown Castle Towers LLC 3.214% Due 08/15/2015	Corporate Bonds 35,000 units	35,391
Progress Energy 4.4% Due 01/15/2021	Corporate Bonds 32,000 units	35,273
Crh America, Inc. 6% Due 09/30/2016	Corporate Bonds 33,000 units	35,251
Boeing Company 4.875% Due 11/15/2020	Corporate Bonds 30,000 units	35,027
Norfolk Southern 7.25% Due 2/15/2031	Corporate Bonds 25,000 units	34,690
Southwestern Public Service Company 8.75% Due 12/01/2018	Corporate Bonds 25,000 units	34,146

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Goldman Sachs 3.625% Due 02/07/2016	Corporate Bonds 35,000 units	33,818
Fannie Mae Remic Trust 2006-21 5.5% Due 3/25/2029	Government Mortgage Backed Securities 32,864 units	33,802
Dominion Resources Inc. 8.875% Due 1/15/2019	Corporate Bonds 25,000 units	33,176
Kellogg Company 3.25% Due 05/21/2018	Corporate Bonds 31,000 units	32,600
Kansas City Power & Light Company 5.3% Due 10/01/2041	Corporate Bonds 30,000 units	32,290
Bank of New York Inc. 4.15% Due 02/01/2021	Corporate Bonds 30,000 units	31,760
Fannie Mae Floating Rate 2007-88 Due 9/25/2037	Government Mortgage Backed Securities 204,885 units	31,748
Target Corporation 6.35% Due 11/01/2032	Corporate Bonds 25,000 units	31,745
Gap, Inc. 5.95% Due 04/12/2021	Corporate Bonds 33,000 units	31,475
Rabobank Nederland 4.5% Due 01/11/2021	Corporate Bonds 30,000 units	31,165
Elm Road Generating Station LLC 6.09% Due 2/11/2040	Corporate Bonds 25,000 units	31,163
CSX Corporation 7.9% Due 05/01/2017	Corporate Bonds 25,000 units	31,142
Northern States Power Company 5.35% Due 11/01/2039	Corporate Bonds 25,000 units	31,051
Public Service Electric & Gas 5.375% Due 11/01/2039	Corporate Bonds 25,000 units	30,912
US Bancorp 2.45% Due 07/27/2015	Corporate Bonds 30,000 units	30,745
Devon Energy Corporation 6.3% Due 01/15/2019	Corporate Bonds 25,000 units	30,579
CVS Caremark Corporation 6.125% Due 9/15/2039	Corporate Bonds 25,000 units	30,422
PACCAR Financial Corporation 1.55% Due 09/29/2014	Corporate Bonds 30,000 units	30,353
PPG Industries Inc. 6.65% Due 03/15/2018	Corporate Bonds 25,000 units	30,245
Verizon Communications Inc. 6.1% Due 4/15/2018	Corporate Bonds 25,000 units	30,034
Southern California Edison 5.5% Due 08/15/2018	Corporate Bonds 25,000 units	29,961
Burlington Northern Santa Fe 5.75% Due 05/01/2040	Corporate Bonds 25,000 units	29,910
PepsiCo Inc. 7.9% Due 11/01/2018	Corporate Bonds 22,000 units	29,701
Berkshire Hathaway Inc. 5.75% Due 1/15/2040	Corporate Bonds 25,000 units	29,662
United Parcel Service Inc. 8.375% 4/01/2030	Corporate Bonds 20,000 units	29,295
Northwest Airlines Pass-Through Trust 1999-2 Mortgage .575% Due 3/01/2019	Asset Backed Securities 28,060 units	29,253
American Water Capital Corporation 6.085% Due 10/15/2017	Corporate Bonds 25,000 units	29,081
Public Service Company of Colorado 3.2% Due 11/15/2020	Corporate Bonds 28,000 units	29,045
Cash and cash equivalents	Cash and cash equivalents	29,029
Dell Inc. 5.65% Due 04/15/2018	Corporate Bonds 25,000 units	28,962
Xerox Corporation 6.75% Due 2/01/2017	Corporate Bonds 25,000 units	28,637
Jeffries Group 6.25% Due 1/15/2036	Corporate Bonds 35,000 units	28,619
Ginnie Mae 2001-53 Remic Trust Due 10/20/2031	Government Mortgage Backed Securities 214,447 units	28,565
Centel Capital Corporation 9.00% Due 10/15/2019	Corporate Bonds 25,000 units	28,159
CenterPoint Energy 7% Due 03/01/2014	Corporate Bonds 25,000 units	28,101
Wisconsin Power & Light Company 6.375% Due 8/15/2037	Corporate Bonds 20,000 units	27,314
National City Corporation 4.9% Due 01/15/2016	Corporate Bonds 25,000 units	27,016
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 3/1/2017	Government Mortgage Backed Securities 25,378 units	26,757
Philips Electronics 7.2% Due 6/01/2026	Corporate Bonds 20,000 units	26,505
Electric Data Systems Inc. Step Coupon 6% Due 8/01/2013	Corporate Bonds 25,000 units	26,502
Fannie Mae 5% Due 3/25/2023	Government Mortgage Backed Securities 287,788 units	26,322
Aquila Inc. Due 7/01/2012	Corporate Bonds 25,000 units	26,253
Rio Tinto Financial USA 3.75% Due 09/20/2021	Corporate Bonds 25,000 units	26,197
Jackson National Life 5.375% Due 5/08/2013	Corporate Bonds 25,000 units	26,164
Fannie Mae Remic Trust 1997-30 8% Due 5/18/2027	Government Mortgage Backed Securities 130,013 units	26,150
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bonds 22,000 units	26,026
Glitnir Banki HF Medium Term In Default 6.375% Due 9/25/2012	Corporate Bonds 100,000 units	26,000
CNA Financial Corporation 5.875% Due 8/15/2020	Corporate Bonds 25,000 units	25,681
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bonds 24,000 units	25,018
American Water Capital Corporation 6.593% Due 10/15/2037	Corporate Bonds 20,000 units	24,640
Cisco Systems Inc. 5.5% Due 01/15/2040	Corporate Bonds 20,000 units	24,471
Nomura Holdings Inc. 4.125% Due 01/19/2016	Corporate Bonds 25,000 units	24,397
Continental Airlines Pass-Through Trust 2007-1A 5.983% Due 04/19/2022	Corporate Bonds 23,237 units	24,194
Union Pacific Corporation 5.45% Due 1/31/2013	Corporate Bonds 23,000 units	24,127
ERAC USA Finance LLC 2.25% Due 01/10/2014	Corporate Bonds 24,000 units	23,900
Macquarie Group Limited 6.25% Due 01/14/2021	Corporate Bonds 25,000 units	23,884
General Mills Inc. 5.65% Due 2/15/2019	Corporate Bonds 20,000 units	23,734
Viacom Inc. 3.875% due 12/15/2021	Corporate Bonds 23,000 units	23,480
Cisco Systems Inc. 4.45% Due 01/15/2020	Corporate Bonds 20,000 units	22,739
Goldman Sachs 5.25% Due 07/27/2021	Corporate Bonds 23,000 units	22,437
Northrop Grumman 5.05% Due 08/01/2019	Corporate Bonds 20,000 units	22,296
Banc America Mortgage Securities Inc. Series 2003-8 4.5% Due 10/25/2033*	Collateralized Mortgage Obligations 22,066 units	22,034
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 8/20/2038	Government Mortgage Backed Securities 155,140 units	21,821
Charles Schwab Corporation 4.95% Due 6/01/2014	Corporate Bonds 20,000 units	21,675
Pitney Bowes Inc. 6.25% Due 3/15/2019	Corporate Bonds 20,000 units	21,653

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

United States Treasury Bonds Inflation Index 3.875% Due 4/15/2029	Index Linked Government Bonds 10,000 units	21,464
State Street Corporation 4.3% Due 5/30/2014	Corporate Bonds 20,000 units	21,405
Allied Waste North America Inc. 6.875% Due 06/01/2017	Corporate Bonds 20,000 units	21,150
CNA Financial Corporation 5.85% Due 12/15/2014	Corporate Bonds 20,000 units	21,074
Fannie Mae 2009-18 5% Due 3/25/2024	Government Mortgage Backed Securities 224,292 units	20,952
Morgan Stanley 5.3% Due 3/01/2013	Corporate Bonds 20,000 units	20,245
Citigroup Inc. 5.875% Due 5/29/2037	Corporate Bonds 20,000 units	19,975
Fannie Mae Remic Series 2008-80 5.60825% Due 9/25/2038	Government Mortgage Backed Securities 160,507 units	19,202
American Airlines Pass Through Trust 5.25% Due 07/31/2022	Corporate Bonds 19,970 units	18,573
Ryder Systems Inc. 3.6% Due 3/16/2016	Corporate Bonds 18,000 units	18,570
Nucor Corporation 5.85% Due 06/01/2018	Corporate Bonds 15,000 units	17,896
Berkshire Hathaway Inc. 2.45% Due 12/15/2015	Corporate Bonds 17,000 units	17,625
Medco Health 7.125% Due 03/15/2018	Corporate Bonds 15,000 units	17,484
Dow Chemical Company 4.125% Due 11/15/2021	Corporate Bonds 17,000 units	17,437
American Airlines 2011-2 8.625% Due 04/15/2023	Corporate Bonds 17,000 units	17,340
Waste Management Inc. 4.6% Due 03/01/2021	Corporate Bonds 16,000 units	17,338
ACE INA Holdings Inc. 5.6% Due 5/15/2015	Corporate Bonds 15,000 units	16,733
SABMiller PLC 5.7% Due 01/15/2014	Corporate Bonds 15,000 units	16,267
Federal Home Loan Mortgage Corporation Series 3219 6% Due 4/15/2036	Government Mortgage Backed Securities 109,603 units	15,930
San Diego Gas & Electric 3.95% Due 11/15/2041	Corporate Bonds 14,000 units	14,337
Fannie Mae Preassign 00470 7% Due 6/25/2033	Government Mortgage Backed Securities 81,460 units	14,100
Public Service Company of Oklahoma 4.4% Due 02/01/2021	Corporate Bonds 13,000 units	14,089
Shell International Finance BV 6.375% Due 12/15/2038	Corporate Bonds 10,000 units	13,763
Federal Home Loan Mortgage Corporation Series 3058 0% Due 10/15/2035	Government Mortgage Backed Securities 14,422 units	13,638
Federal Home Loan Mortgage Corporation Series 2684 0% Due 10/15/2033	Government Mortgage Backed Securities 13,653 units	13,617
Amerada Hess Corporation 7.875% Due 10/01/2029	Corporate Bonds 10,000 units	13,435
Wal-Mart Stores Inc. 6.2% Due 4/15/2038	Corporate Bonds 10,000 units	13,429
Southern Company 1.95% Due 09/01/2016	Corporate Bonds 13,000 units	13,123
Fannie Mae Remic Trust 2008-53 Variable Rate Due 7/25/2038	Government Mortgage Backed Securities 89,199 units	12,857
CBS Corporation 8.875% Due 05/15/2019	Corporate Bonds 10,000 units	12,844
Florida Power & Light Company 5.95% Due 10/01/2033	Corporate Bonds 10,000 units	12,790
AT&T Inc. 6.4% Due 5/15/2038	Corporate Bonds 10,000 units	12,354
Lincoln National Corporation 4.85% Due 06/24/2021	Corporate Bonds 12,000 units	12,225
Kroger Company 6.15% Due 1/15/2020	Corporate Bonds 10,000 units	12,135
Fannie Mae Remic Series 2009-9 5% Due 2/25/2024	Government Mortgage Backed Securities 121,645 units	12,012
Kroger Company 5.4% Due 7/15/2040	Corporate Bonds 11,000 units	11,851
Federal Home Loan Mortgage Corporation Series 2326 6.5% Due 6/15/2031	Government Mortgage Backed Securities 9,841 units	11,369
News America Inc. 6.65% Due 11/15/2037	Corporate Bonds 10,000 units	11,329
Aon Corporation 3.5% Due 9/30/2015	Corporate Bonds 11,000 units	11,288
BAE Systems Holdings Inc. 5.2% Due 8/15/2015	Corporate Bonds 10,000 units	10,752
AIG Sunamerica Global Financing X 6.9% Due 03/15/2032	Corporate Bonds 10,000 units	10,592
Burlington Northern Santa Fe 3.45% Due 09/15/2021	Corporate Bonds 10,000 units	10,307
Citigroup Inc. 4.75% Due 05/19/2015	Corporate Bonds 10,000 units	10,128
Rabobank Nederland 2.125% Due 10/13/2015	Corporate Bonds 10,000 units	9,799
Ginnie Mae 2003-076 Remic Pass-Through Variable Rate Due 9/20/2031	Government Mortgage Backed Securities 135,403 units	9,639
General Electric Capital Corporation 5.3% Due 02/11/2021	Corporate Bonds 9,000 units	9,621
Citigroup Inc. 6.125% Due 8/25/2036	Corporate Bonds 10,000 units	8,650
PSEG Power LLC 4.15% Due 09/15/2021	Corporate Bonds 8,000 units	8,309
Lehman Brothers Holdings Inc. 6.2% Due 9/26/2014	Corporate Bonds 30,000 units	7,913
Shell International Finance 3.1% Due 6/28/2015	Corporate Bonds 7,000 units	7,505
Newell Rubbermaid 4.7% Due 8/15/2020	Corporate Bonds 7,000 units	7,394
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Securities 8,443 units	7,062
Federal Home Loan Mortgage Corporation Preassign 00482 6.5% Due 3/15/2033	Government Mortgage Backed Securities 35,911 units	6,507
John Deere Owner 1.28999996185% Due 01/15/2016	Asset Backed Securities 5,000 units	5,028
Residential Asset Mortgage Products Inc. Floating Rate Due 3/25/2033	Asset Backed Securities 2,394 units	1,620
Xcel Energy, Inc. 4.8% Due 09/15/2041	Corporate Bonds 1,000 units	1,090
Wisconsin Electric Power Company 2.95% Due 09/15/2021	Corporate Bonds 1,000 units	1,019
Lehman Brothers Holdings Inc. 6.5% Due 7/19/2017	Corporate Bonds 180,000 units	18
Lehman Brothers Holdings Inc. 6.75% Due 12/28/2017	Corporate Bonds 130,000 units	13
Lehman Brothers Holdings Inc. 5.857%	Corporate Bonds 10,000 units	1

Total Fixed Income Asset Class			177,197,163

High Yield Asset Class:
Blackrock High Yield Bond Fund*	Mutual Fund 7,449,761 units	55,053,733
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 3,066,442 units	3,066,442

Total High Yield Asset Class			58,120,175

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Inflation Protection Asset Class:
Vanguard Inflation Protected Fund	Mutual Fund 1,354,322 units	37,528,268
Northern Trust Global Investments Collective Daily Tips Index Fund – Non Lending*	Common Collective Trust 18,139 units	2,385,874

Total Inflation Protection Asset Class			39,914,142

International Growth Asset Class:
GE Investments International Equity Fund	Mutual Fund 8,647,534 units	81,546,245
Artisan International Fund	Common Collective Trust 2,321,830 units	30,532,066
Northern Trust Global Investments Collective Daily EAFE Index Fund*	Common Collective Trust 49,302 units	9,190,641
Cash and cash equivalents	Cash and cash equivalents	11,686
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 96 units	96

Total International Growth Asset Class			121,280,734

International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 5,265,883 units	153,974,432
Northern Trust Global Investments Collective Daily EAFE Index Fund*	Common Collective Trust 62,716 units	11,691,206
Cash and cash equivalents	Cash and cash equivalents	42,364

Total International Value Asset Class			165,708,002

Large Cap Growth Asset Class:
Northern Trust Global Investments Collective Daily Russell 1000 Growth Index Fund – Non Lending*	Common Collective Trust 124,272 units	20,001,119
Apple Inc.	Common Stock 38,440 shares	15,568,198
Google Inc. Class A	Common Stock 18,920 shares	12,220,428
Visa Inc. Class A	Common Stock 104,280 shares	10,587,549
Qualcomm Inc.	Common Stock 167,700 shares	9,173,190
Amazon.com Inc.	Common Stock 49,730 shares	8,608,263
Allergan Inc.	Common Stock 64,060 shares	5,620,624
Schlumberger Limited	Common Stock 78,310 shares	5,349,356
Alexion Pharmaceuticals Inc.	Common Stock 24,580 shares	5,332,470
Salesforce.com Inc.	Common Stock 51,630 shares	5,238,380
F5 Networks Inc.	Common Stock 44,530 shares	4,725,523
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 4,652,195 units	4,652,195
Nike Inc. Class B	Common Stock 54,800 shares	4,577,575
Starbucks Corporation	Common Stock 97,430 shares	4,482,754
priceline.com Inc.	Common Stock 9,330 shares	4,363,734
Coach Inc.	Common Stock 69,580 shares	4,247,163
Oracle Corporation	Common Stock 153,460 shares	3,936,249
Intuitive Surgical, Inc.	Common Stock 8,120 shares	3,759,641
National Oilwell Varco	Common Stock 54,800 shares	3,725,852
IntercontinentalExchange, Inc.	Common Stock 30,420 shares	3,667,131
Praxair Inc.	Common Stock 33,280 shares	3,557,632
Precision Castparts Corporation	Common Stock 21,100 shares	3,477,069
Las Vegas Sands Corporation	Common Stock 81,160 shares	3,467,967
FMC Technologies Inc.	Common Stock 56,000 shares	2,924,880
W.W. Grainger Inc.	Common Stock 15,000 shares	2,807,850
Coca-Cola Company	Common Stock 39,610 shares	2,771,512
American Tower Corporation Class A	Common Stock 45,130 shares	2,708,251
Costco Wholesale Corporation	Common Stock 31,910 shares	2,658,742
ASML Holding	Common Stock 60,000 shares	2,507,400
EMC Corporation	Common Stock 111,560 shares	2,403,002
American Express Company	Common Stock 50,840 shares	2,398,123
Ametek Inc.	Common Stock 29,170 shares	2,380,545
Anadarko Petroleum Corporation	Common Stock 16,050 shares	2,226,547
Estee Lauder Companies Inc. Class A	Common Stock 19,810 shares	2,225,059
Joy Global Inc.	Common Stock 28,680 shares	2,150,140
Baker Hughes Inc.	Common Stock 43,820 shares	2,131,405
Whole Foods Market Inc.	Common Stock 30,390 shares	2,114,536
Expeditors International of Washington Inc.	Common Stock 50,920 shares	2,085,683
Illumina, Inc.	Common Stock 62,000 shares	1,889,760
Biogen Idec Inc.	Common Stock 16,830 shares	1,852,142
Accenture PLC	Common Stock 34,570 shares	1,840,162
Monster Beverage Corporation	Common Stock 19,960 shares	1,839,114
Cognizant Technology Solutions Corporation Class A	Common Stock 27,770 shares	1,785,888

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Limited Brands	Common Stock 43,560 shares	1,757,646
Southwestern Energy	Common Stock 54,000 shares	1,724,760
Halliburton Company	Common Stock 47,810 shares	1,649,923
Charles Schwab Corporation	Common Stock 145,000 shares	1,632,700
CSX Corporation	Common Stock 76,400 shares	1,608,984
Avago Technologies Limited	Common Stock 55,260 shares	1,594,804
Citrix Systems, Inc.	Common Stock 26,210 shares	1,591,471
Johnson & Johnson	Common Stock 24,150 shares	1,583,757
Wal-Mart Stores Inc.	Common Stock 25,500 shares	1,523,880
Noble Energy Inc.	Common Stock 15,770 shares	1,488,530
C H Robinson Worldwide Inc.	Common Stock 21,000 shares	1,465,380
Nordstrom Inc.	Common Stock 27,880 shares	1,385,915
Discover Financial Services	Common Stock 54,810 shares	1,315,440
Stryker Corporation	Common Stock 26,400 shares	1,312,344
T Rowe Price Group Inc.	Common Stock 22,720 shares	1,293,904
Plains Exploration & Production Company	Common Stock 34,700 shares	1,274,184
Ecolab, Inc.	Common Stock 21,500 shares	1,242,915
Baxter International Inc.	Common Stock 24,280 shares	1,201,374
Shire PLC	Common Stock 11,020 shares	1,144,978
Freeport-McMoran Copper & Gold Inc.	Common Stock 30,868 shares	1,135,634
Agilent Technologies Inc.	Common Stock 32,460 shares	1,133,828
TJX Companies Inc.	Common Stock 17,400 shares	1,123,170
Mastercard, Inc. Class A	Common Stock 3,000 shares	1,118,460
Sherwin-Williams Company	Common Stock 12,470 shares	1,113,197
Marathon Oil Corporation	Common Stock 37,950 shares	1,110,797
Chipotle Mexican Grill Inc.	Common Stock 3,280 shares	1,107,787
Covidien PLC	Common Stock 24,520 shares	1,103,645
Skyworks Solutions Inc.	Common Stock 67,030 shares	1,087,227
ebay Inc.	Common Stock 35,480 shares	1,076,108
CBS Corporation Class B	Common Stock 39,640 shares	1,075,830
Chevron Corporation	Common Stock 10,000 shares	1,064,000
Baidu, Inc.	Common Stock 9,100 shares	1,059,877
The Mosaic Company	Common Stock 20,770 shares	1,047,431
Dentsply International,Inc.	Common Stock 29,640 shares	1,037,104
CF Industries Holdings, Inc.	Common Stock 7,080 shares	1,026,458
Tiffany & Company	Common Stock 15,240 shares	1,009,802
Perrigo Company	Common Stock 10,300 shares	1,002,190
Occidental Petroleum Corporation	Common Stock 10,690 shares	1,001,653
Cardinal Health Inc.	Common Stock 24,500 shares	994,945
Cerner Corporation	Common Stock 16,140 shares	988,575
Bed Bath & Beyond Inc.	Common Stock 17,050 shares	988,389
VMware Inc.	Common Stock 11,820 shares	983,306
AmerisourceBergen Corporation	Common Stock 26,380 shares	981,072
Stericycle, Inc.	Common Stock 12,510 shares	974,779
Tempur-Pedic International, Inc.	Common Stock 18,450 shares	969,179
Check Point Software Technologies	Common Stock 18,290 shares	960,957
Parker-Hannifin Corporation	Common Stock 12,590 shares	959,988
Red Hat Inc.	Common Stock 23,050 shares	951,735
Church & Dwight Inc.	Common Stock 20,580 shares	941,741
Monsanto Company	Common Stock 13,320 shares	933,332
Teradata Corporation	Common Stock 19,170 shares	929,937
Norfolk Southern Corporation	Common Stock 12,720 shares	926,779
Nvidia Corporation	Common Stock 66,820 shares	926,125
Wynn Resorts Limited	Common Stock 8,370 shares	924,801
Valeant Pharmaceuticals International Inc.	Common Stock 19,180 shares	895,514
ENSCO PLC	Common Stock 18,940 shares	888,665
Regeneron Pharmaceuticals, Inc.	Common Stock 16,000 shares	886,880
Chicago Bridge & Iron Company	Common Stock 23,460 shares	886,788
Eaton Corporation	Common Stock 20,240 shares	881,047
Intuit Inc.	Common Stock 16,280 shares	856,165
Lululemon Athletica Inc.	Common Stock 18,330 shares	855,278
JP Morgan Chase & Company	Common Stock 25,710 shares	854,858
Broadcom Corporation Class A	Common Stock 29,070 shares	853,495
Dick’s Sporting Goods, Inc.	Common Stock 23,100 shares	851,928
Netflix Inc.	Common Stock 12,000 shares	831,480

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Abercrombie & Fitch Company	Common Stock 16,820 shares	821,489
Potash Corporation of Saskatchewan, Inc.	Common Stock 19,350 shares	798,768
CME Group, Inc.	Common Stock 3,250 shares	791,928
Trimble Navigation, Limited	Common Stock 17,830 shares	773,822
Philip Morris International Inc.	Common Stock 9,720 shares	762,826
SXC Health Solutions Corporation	Common Stock 13,410 shares	757,397
Fluor Corporation	Common Stock 14,690 shares	738,173
Riverbed Technology Inc.	Common Stock 30,510 shares	716,985
Ralph Lauren Corporation Class A	Common Stock 5,180 shares	715,254
Autodesk Inc.	Common Stock 22,740 shares	689,704
DIRECTV Class A	Common Stock 15,900 shares	679,884
Hershey Company	Common Stock 10,880 shares	672,166
Barrick Gold Corporation	Common Stock 14,360 shares	649,790
Polycom Inc.	Common Stock 38,420 shares	626,246
ITC Holdings Corporation	Common Stock 7,890 shares	598,693
Altera Corporation	Common Stock 15,930 shares	591,003
Allegheny Technologies Inc.	Common Stock 10,970 shares	524,366
OpenTable Inc.	Common Stock 13,000 shares	508,690
BMC Software Inc.	Common Stock 9,710 shares	318,294

Total Large Cap Growth Asset Class			281,881,106

Large Cap Index Asset Class:
Blackrock Equity Index Fund F*	Common Collective Trust 19,981,785 units	412,424,033
Northern Trust Global Investments Collective Daily S&P 500 Equity Index Fund*	Common Collective Trust 6,135 units	23,260,367

Total Large Cap Index Asset Class			435,684,400

Large Cap Value Asset Class:
Northern Trust Collective Russell 1000 Value Index Fund – Non-Lending *	Common Collective Trust 58,712 units	9,340,727
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 3,055,382 units	3,055,382
Exxon Mobil Corporation	Common Stock 34,925 shares	2,960,239
Merck & Company Inc.	Common Stock 64,264 shares	2,422,753
Chevron Corporation	Common Stock 22,545 shares	2,398,788
Comcast Corporation Class A	Common Stock 96,969 shares	2,299,135
JP Morgan Chase & Company	Common Stock 68,694 shares	2,284,076
Pfizer Inc.	Common Stock 99,565 shares	2,154,587
UnitedHealth Group Inc.	Common Stock 40,317 shares	2,043,266
General Electric Company	Common Stock 109,898 shares	1,968,273
Wells Fargo & Company	Common Stock 70,197 shares	1,934,629
AT&T Inc.	Common Stock 63,387 shares	1,916,823
PepsiCo Inc.	Common Stock 28,776 shares	1,909,288
Vodafone Group PLC	Common Stock 64,267 shares	1,801,404
Hess Corporation LLC	Common Stock 30,876 shares	1,753,757
Sanofi-Aventis	Common Stock 47,445 shares	1,733,640
PNC Financial Services Group	Common Stock 30,060 shares	1,733,560
Edison International	Common Stock 40,113 shares	1,660,678
CVS Caremark Corporation	Common Stock 40,673 shares	1,658,645
Centurytel Inc.	Common Stock 44,104 shares	1,640,669
Schlumberger Limited	Common Stock 23,949 shares	1,635,956
Northrop Grumman Corporation	Common Stock 27,773 shares	1,624,165
Stanley Black & Decker Inc.	Common Stock 23,763 shares	1,606,379
Calpine Corporation	Common Stock 95,493 shares	1,559,401
Oracle Corporation	Common Stock 60,174 shares	1,543,463
State Street Corporation	Common Stock 38,202 shares	1,539,923
Exelon Corporation	Common Stock 35,071 shares	1,521,029
Fifth Third Bancorp	Common Stock 119,267 shares	1,517,076
Viacom Inc. Class B	Common Stock 33,253 shares	1,510,019
Covidien PLC	Common Stock 33,422 shares	1,504,324
Medtronic Inc.	Common Stock 38,717 shares	1,480,925
Coca-Cola Enterprises Inc.	Common Stock 56,953 shares	1,468,248
Honeywell International Inc.	Common Stock 27,014 shares	1,468,211
Norfolk Southern Corporation	Common Stock 19,604 shares	1,428,347
Ameriprise Financial Inc.	Common Stock 27,989 shares	1,389,374
Sara Lee Corporation	Common Stock 73,032 shares	1,381,765
Citigroup, Inc.	Common Stock 52,389 shares	1,378,355
Kellogg Company	Common Stock 26,890 shares	1,359,827

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

MetLife Inc.	Common Stock 43,470 shares	1,355,395
Cisco Systems Inc.	Common Stock 74,143 shares	1,340,505
Discover Financial Services	Common Stock 55,597 shares	1,334,328
PPL Corporation	Common Stock 45,092 shares	1,326,607
Motorola Solutions Inc	Common Stock 28,501 shares	1,319,311
Eaton Corporation	Common Stock 30,282 shares	1,318,175
Travelers Companies Inc.	Common Stock 21,915 shares	1,296,711
Liberty Interactive Corporation	Common Stock 79,772 shares	1,293,503
ebay Inc.	Common Stock 41,870 shares	1,269,917
Air Products & Chemical Inc.	Common Stock 14,905 shares	1,269,757
Cooper Industries PLC	Common Stock 23,104 shares	1,251,082
Texas Instruments Inc.	Common Stock 42,974 shares	1,250,973
Weyerhaeuser Company	Common Stock 66,826 shares	1,247,641
SM Energy Company	Common Stock 17,056 shares	1,246,794
Omnicom Group Inc.	Common Stock 26,757 shares	1,192,827
Bristol-Myers Squibb Company	Common Stock 33,600 shares	1,184,064
Microsoft Corporation	Common Stock 44,748 shares	1,161,658
El Paso Corporation	Common Stock 42,748 shares	1,135,814
Unum Group	Common Stock 53,418 shares	1,125,517
Applied Materials Inc.	Common Stock 101,124 shares	1,083,038
US Bancorp	Common Stock 39,966 shares	1,081,080
Legg Mason Inc.	Common Stock 43,242 shares	1,039,970
Transocean Limited	Common Stock 26,107 shares	1,002,248
Apple Inc.	Common Stock 2,402 shares	972,810
Vulcan Materials Company	Common Stock 24,205 shares	952,467
CBS Corporation Class B	Common Stock 34,142 shares	926,614
DIRECTV Class A	Common Stock 21,279 shares	909,890
HCA Holdings, Inc.	Common Stock 40,417 shares	890,387
Johnson Controls Inc.	Common Stock 28,115 shares	878,875
Bank of New York Mellon Corporation	Common Stock 43,301 shares	862,123
Goodyear Tire & Rubber Company	Common Stock 60,521 shares	857,583
Consol Energy Inc.	Common Stock 21,218 shares	778,701
Bank Of America Corporation*	Common Stock 132,992 shares	739,436
General Motors Company	Common Stock 35,820 shares	726,071
AOL Inc.	Common Stock 38,667 shares	583,872
Noble Energy Inc.	Common Stock 5,587 shares	527,357
Harsco Corporation	Common Stock 23,294 shares	479,391

Total Large Cap Value Asset Class			114,799,598

Participant Self-Directed Accounts	Various investments		143,915,033

Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 4,817,602 units	61,231,722
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 3,756,272 units	3,756,272

Total Real Estate Investment Trust (REIT) Asset Class			64,987,994

Small-Mid Cap Growth Asset Class:
Northern Trust Global Investment Russell 2000 Growth Index Fund – Non Lending*	Common Collective Trust 15,856 units	2,336,529
Roper Industries Inc.	Common Stock 11,307 shares	982,236
Ametek Inc.	Common Stock 22,244 shares	936,472
Transdigm Group Inc.	Common Stock 9,305 shares	890,302
HMS Holdings Corporation	Common Stock 27,497 shares	879,354
Affiliated Managers Group Inc.	Common Stock 8,840 shares	848,198
Gardner Denver Inc.	Common Stock 10,373 shares	799,343
SXC Health Solutions Corporation	Common Stock 13,096 shares	739,662
Signature Bank of NY	Common Stock 12,041 shares	722,340
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 716,762 units	716,762
Zoll Medical Corporation	Common Stock 11,331 shares	715,893
Airgas, Inc.	Common Stock 9,029 shares	704,984
Verifone Systems Inc.	Common Stock 19,458 shares	691,148
Clean Harbors, Inc.	Common Stock 10,718 shares	683,058
Marketaxess Holdings, Inc.	Common Stock 22,640 shares	681,690
Wesco International Inc.	Common Stock 12,650 shares	670,577
B/E Aerospace Inc.	Common Stock 16,758 shares	648,702
Vitamin Shoppe Inc.	Common Stock 16,069 shares	640,832

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

MICROS Systems Inc.	Common Stock 13,705 shares	638,379
Acacia Research Corporation	Common Stock 17,120 shares	625,051
Synchronoss Technologies Inc.	Common Stock 20,551 shares	620,846
Albemarle Corporation	Common Stock 11,340 shares	584,123
Oasis Petroleum Inc.	Common Stock 19,967 shares	580,840
Riverbed Technology Inc.	Common Stock 24,643 shares	579,111
Petsmart Inc.	Common Stock 10,897 shares	558,907
Cabot Oil & Gas Corporation	Common Stock 7,296 shares	553,766
Tractor Supply Company	Common Stock 7,866 shares	551,800
Heartland Payment Systems, Inc.	Common Stock 22,454 shares	546,979
Air Methods Corporation	Common Stock 6,354 shares	536,595
Dick’s Sporting Goods, Inc.	Common Stock 14,323 shares	528,232
ACI Worldwide Inc.	Common Stock 17,843 shares	511,024
Gartner Inc.	Common Stock 13,980 shares	486,085
Rosetta Resources, Inc.	Common Stock 10,962 shares	476,847
BJ’s Restaurants, Inc.	Common Stock 10,465 shares	474,274
MWI Veterinary Supply, Inc.	Common Stock 6,885 shares	457,439
Haynes International, Inc.	Common Stock 8,346 shares	455,692
Herbalife Limited	Common Stock 8,760 shares	452,629
Cooper Companies Inc.	Common Stock 6,316 shares	445,404
Cadence Design Systems, Inc.	Common Stock 42,529 shares	442,302
Portfolio Recovery Associates Inc.	Common Stock 6,538 shares	441,446
Tempur-Pedic International, Inc.	Common Stock 8,188 shares	430,116
Netgear, Inc.	Common Stock 12,565 shares	421,807
Commvault Systems Inc.	Common Stock 9,846 shares	420,621
Genesee & Wyoming, Inc. Class A	Common Stock 6,940 shares	420,425
Catalyst Health Solutions Inc.	Common Stock 8,078 shares	420,056
Oceaneering International, Inc.	Common Stock 8,948 shares	412,771
NCR Corporation	Common Stock 25,053 shares	412,372
Oil States International, Inc.	Common Stock 5,389 shares	411,558
DSW, Inc. Class A	Common Stock 9,300 shares	411,153
Nu Skin Enterprises Inc. Class A	Common Stock 8,428 shares	409,348
Energy XXI (Bermuda), Limited	Common Stock 12,237 shares	390,116
IDEXX Laboratories, Inc.	Common Stock 4,948 shares	380,798
Alaska Air Group Inc.	Common Stock 5,055 shares	379,580
Ultimate Software Group Inc.	Common Stock 5,690 shares	370,533
Panera Bread Company Class A	Common Stock 2,552 shares	360,980
Acme Packet Inc.	Common Stock 11,673 shares	360,812
CEVA, Inc.	Common Stock 11,852 shares	358,642
Polypore International Inc.	Common Stock 8,138 shares	357,991
Mednax, Inc.	Common Stock 4,869 shares	350,617
Core Laboratories N.V.	Common Stock 3,036 shares	345,952
Polaris Industries Inc.	Common Stock 6,098 shares	341,366
Team Health Holdings, Inc.	Common Stock 15,188 shares	335,199
Monster Beverage Corporation	Common Stock 3,600 shares	331,704
PVH Corporation	Common Stock 4,648 shares	327,638
Cargo Ceramics Inc.	Common Stock 2,645 shares	326,208
United Rentals, Inc.	Common Stock 10,832 shares	320,086
Informatica Corporation	Common Stock 8,439 shares	311,652
Chart Industries, Inc.	Common Stock 5,750 shares	310,903
Wright Express Corporation	Common Stock 5,684 shares	308,528
OYO Geospace	Common Stock 3,977 shares	307,541
Genesee, Inc.	Common Stock 4,950 shares	305,613
Manhattan Associates, Inc.	Common Stock 7,450 shares	301,576
Avis Budget Group, Inc.	Common Stock 27,554 shares	295,379
Higher One Holdings Inc.	Common Stock 15,841 shares	292,108
Franklin Electric, Inc.	Common Stock 6,689 shares	291,373
Netsuite Inc.	Common Stock 6,834 shares	277,119
Qlik Techonologies, Inc.	Common Stock 11,280 shares	272,976
TIBCO Software, Inc.	Common Stock 11,224 shares	268,366
Monro Muffler Brake, Inc.	Common Stock 6,633 shares	257,294
Athenahealth Inc.	Common Stock 5,164 shares	253,656
Vera Bradley, Inc.	Common Stock 7,839 shares	252,808
Mistras Group Inc.	Common Stock 9,894 shares	252,198
Aruba Networks Inc.	Common Stock 13,029 shares	241,297

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Fresh Market Inc.	Common Stock 5,976 shares	238,442
Solera Holdings, Inc.	Common Stock 5,348 shares	238,200
Ulta Salon Cometics & Fragrance Inc.	Common Stock 3,570 shares	231,764
EXL Service, Inc.	Common Stock 10,269 shares	229,718
Align Technology Inc.	Common Stock 9,546 shares	226,479
Liquidity Services, Inc.	Common Stock 5,909 shares	218,042
Teradata Corporation	Common Stock 3,913 shares	189,820
Express, Inc.	Common Stock 8,406 shares	167,616

Total Small-Mid Cap Growth Asset Class			43,184,770

Small-Mid Cap Value Asset Class:
Northern Trust Global Investment Russell 2000 Value Index Fund – Non Lending*	Common Collective Trust 131,956 units	18,785,984
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 7,115,947 units	7,115,947
Cobalt International Energy Inc.	Common Stock 280,400 shares	4,351,805
Valassis Communications Inc.	Common Stock 206,200 shares	3,965,223
MI Developments Inc.	Common Stock 120,700 shares	3,859,986
Bob Evans Farms Inc.	Common Stock 106,450 shares	3,570,333
Elizabeth Arden Inc.	Common Stock 94,700 shares	3,507,688
Forestar Group Inc.	Common Stock 231,700 shares	3,505,621
Allstate Corporation	Common Stock 119,900 shares	3,286,459
CA Inc.	Common Stock 156,100 shares	3,155,562
Stone Energy Corporation	Common Stock 119,200 shares	3,144,496
Gap Inc.	Common Stock 164,100 shares	3,044,055
Con-Way Inc.	Common Stock 100,500 shares	2,930,580
CNO Financial Group Inc.	Common Stock 461,400 shares	2,911,434
Huntington Ingalls Industries, Inc.	Common Stock 91,100 shares	2,849,608
PMC-Sierra, Inc.	Common Stock 503,850 shares	2,776,214
Avnet Inc.	Common Stock 85,700 shares	2,664,413
Arrow Electronics Inc.	Common Stock 70,950 shares	2,654,240
Sun Trust Banks Inc.	Common Stock 149,500 shares	2,646,150
MKS Instruments	Common Stock 92,200 shares	2,565,004
Teradyne Inc.	Common Stock 187,100 shares	2,550,173
Clearwater Paper Corporation	Common Stock 70,500 shares	2,510,505
Wabash National Corporation	Common Stock 313,200 shares	2,455,488
Coherent Inc.	Common Stock 46,250 shares	2,417,488
H & R Block Inc.	Common Stock 147,800 shares	2,413,574
Arris Group Inc.	Common Stock 220,400 shares	2,384,728
Regions Financial Corporation	Common Stock 552,900 shares	2,377,470
Western Alliance Bancorporation	Common Stock 379,050 shares	2,361,482
Allied World Assurance Company Holdings	Common Stock 37,350 shares	2,350,436
Texas Capital Bancshares Inc.	Common Stock 76,100 shares	2,329,421
Guess?, Inc.	Common Stock 77,500 shares	2,311,050
Brocade Communications Systems Inc.	Common Stock 439,650 shares	2,281,784
Geo Group Inc.	Common Stock 132,200 shares	2,214,350
Griffon Corporation	Common Stock 238,550 shares	2,177,962
Salix Pharmaceuticals Limited	Common Stock 45,000 shares	2,153,250
Magna International Inc. Class A	Common Stock 64,500 shares	2,148,495
AuRico Gold Inc.	Common Stock 257,945 shares	2,066,139
Denbury Resources Inc.	Common Stock 130,300 shares	1,967,530
Spirit Airlines, Inc.	Common Stock 125,600 shares	1,959,360
PartnerRe Limited	Common Stock 30,500 shares	1,958,405
Keycorp	Common Stock 254,100 shares	1,954,029
Caseys General Stores Inc.	Common Stock 37,800 shares	1,947,078
Manpower Inc.	Common Stock 54,100 shares	1,934,075
Treehouse Foods Inc.	Common Stock 29,150 shares	1,905,827
Edison International	Common Stock 45,700 shares	1,891,980
Alterra Capital Holdings Inc.	Common Stock 76,200 shares	1,800,606
Circor International Inc.	Common Stock 50,550 shares	1,784,921
Great Plains Energy Inc.	Common Stock 81,900 shares	1,783,782
Meadowbrook Insurance Group Inc.	Common Stock 164,800 shares	1,760,064
ON Semiconductor Corporation	Common Stock 227,800 shares	1,758,616
Super Value Inc.	Common Stock 211,900 shares	1,720,628
Reinsurance Group of America Inc.	Common Stock 32,150 shares	1,679,838
Royal Gold Inc.	Common Stock 24,400 shares	1,645,292
Fifth Third Bancorp	Common Stock 124,300 shares	1,581,096

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Unum Group	Common Stock 74,200 shares	1,563,394
People’s United Financial Inc.	Common Stock 121,500 shares	1,561,275
Torchmark Corporation	Common Stock 35,400 shares	1,536,006
Thompson Creek Metals Company Inc.	Common Stock 217,200 shares	1,511,712
PPL Corporation	Common Stock 50,700 shares	1,491,594
Scorpio Tankers Inc.	Common Stock 299,700 shares	1,465,533
Kosmos Energy Limited	Common Stock 117,400 shares	1,439,324
Libbey Inc.	Common Stock 111,000 shares	1,414,140
Maiden Holdings Limited	Common Stock 160,100 shares	1,402,476
Boston Private Financial Holdings Inc.	Common Stock 175,600 shares	1,394,264
Providence Service Corporation	Common Stock 100,800 shares	1,387,008
Vertex Pharmaceuticals, Inc.	Common Stock 40,100 shares	1,331,721
Orbital Sciences Corporation	Common Stock 90,850 shares	1,320,051
Kennedy-Wilson Holdings Inc.	Common Stock 124,590 shares	1,318,162
Middleby Corporation	Common Stock 13,900 shares	1,307,156
Navigant Consulting, Inc.	Common Stock 113,300 shares	1,292,753
Ocwen Financial Corporation	Common Stock 89,000 shares	1,288,720
Ciber Inc.	Common Stock 324,700 shares	1,253,342
PHH Corporation	Common Stock 115,500 shares	1,235,850
Safeway Inc.	Common Stock 58,300 shares	1,226,632
J.C. Penney Company Inc.	Common Stock 34,800 shares	1,223,220
Willis Group Holdings	Common Stock 30,950 shares	1,200,860
Campus Crest Communities Inc.	Common Stock 119,200 shares	1,199,152
Northwest Bancshares Inc.	Common Stock 95,050 shares	1,182,422
Hormel Foods Corporation	Common Stock 38,600 shares	1,130,594
The Jones Group, Inc.	Common Stock 107,100 shares	1,129,905
Schweitzer-Mauduit International Inc.	Common Stock 17,000 shares	1,129,820
Schawk, Inc. Class A	Common Stock 100,700 shares	1,128,847
Arch Coal Inc.	Common Stock 77,700 shares	1,127,427
Tutor Perini Corporation	Common Stock 91,100 shares	1,124,174
MDC Partners Inc. Class A	Common Stock 81,600 shares	1,103,232
Home Bancshares Inc.	Common Stock 39,250 shares	1,016,968
Interpublic Group Companies Inc.	Common Stock 104,400 shares	1,015,812
FEI Company	Common Stock 24,850 shares	1,013,383
Embraer SA	Common Stock 39,900 shares	1,006,278
Horsehead Holding Corporation	Common Stock 111,600 shares	1,005,516
Digi International Inc.	Common Stock 88,700 shares	989,892
Hawaiian Holdings, Inc.	Common Stock 169,100 shares	980,780
XL Group PLC	Common Stock 49,600 shares	980,592
Aurizon Mines Limited	Common Stock 198,200 shares	977,126
Aeroflex Holding Corporation	Common Stock 95,400 shares	976,896
Columbus McKinnon Corporation	Common Stock 74,800 shares	949,212
Wesco International Inc.	Common Stock 17,850 shares	946,229
Synovus Financial Corporation	Common Stock 665,800 shares	938,778
CREXUS Investment Corporation	Common Stock 90,000 shares	934,200
Inverness Medical Innovations Inc.	Common Stock 40,400 shares	932,836
Global Indemnity PLC	Common Stock 46,100 shares	914,163
Goodyear Tire & Rubber Company	Common Stock 64,400 shares	912,548
Chiquita Brands International Inc.	Common Stock 108,300 shares	903,222
Neutral Tandem Inc.	Common Stock 83,600 shares	893,684
Natus Medical, Inc.	Common Stock 94,000 shares	886,420
eResearch Technology Inc.	Common Stock 183,600 shares	861,084
Viewpoint Financial Group Inc.	Common Stock 65,570 shares	853,066
Validus Holding Limited	Common Stock 26,700 shares	841,050
Globe Specialty Metals Inc.	Common Stock 61,900 shares	828,841
Hackett Group Inc.	Common Stock 220,996 shares	826,525
Nelnet Inc. Class A	Common Stock 33,700 shares	824,639
Aegean Marine Petroleum Network Inc.	Common Stock 200,100 shares	816,408
American Capital Agency Corporation REIT Fund	Common Stock 28,700 shares	805,896
Lexington Realty Trust	Common Stock 101,620 shares	761,134
Teleflex Inc.	Common Stock 12,400 shares	759,996
Mistras Group Inc.	Common Stock 29,800 shares	759,602
FTI Consulting Inc.	Common Stock 17,500 shares	742,350
TMS International Corporation Class A	Common Stock 74,300 shares	734,084
Lifepoint Hospitals Inc.	Common Stock 19,500 shares	724,425

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Timken Company	Common Stock 18,650 shares	721,942
Swift Transportation Company Class A	Common Stock 87,500 shares	721,000
Highwoods Properties Inc.	Common Stock 24,200 shares	718,014
Matrix Service Company	Common Stock 71,100 shares	671,184
First Horizon National Corporation	Common Stock 80,601 shares	644,808
US Airways Group Inc.	Common Stock 126,600 shares	641,862
ICF International, Inc.	Common Stock 25,700 shares	636,846
Encore Bancshares Inc.	Common Stock 47,021 shares	635,724
Government Properties Income Trust	Common Stock 26,900 shares	606,595
WSFS Financial Corporation	Common Stock 16,800 shares	604,128
Medical Action Industries Inc.	Common Stock 115,200 shares	602,496
Energy Partners, Limited	Common Stock 39,700 shares	579,620
Simmons First National Corporation Class A	Common Stock 21,100 shares	573,709
FBR Capital Markets Corporation	Common Stock 279,428 shares	572,827
Plantronics Inc.	Common Stock 16,000 shares	570,240
ABM Industries, Inc.	Common Stock 27,500 shares	567,050
Terex Corporation	Common Stock 41,700 shares	563,367
Alliant Techsystems Inc.	Common Stock 9,600 shares	548,736
Cadiz, Inc.	Common Stock 56,600 shares	545,058
Aéropostale, Inc.	Common Stock 35,400 shares	539,850
THL Credit Inc.	Common Stock 43,600 shares	532,356
Air Transport Services Group Inc.	Common Stock 111,000 shares	523,920
Paccar Inc.	Common Stock 13,900 shares	520,833
Casual Male Retail Group Inc.	Common Stock 148,400 shares	507,528
Penske Automotive Group Inc.	Common Stock 25,400 shares	488,950
Orion Marine Group, Inc.	Common Stock 73,500 shares	488,775
Symmetry Medical, Inc.	Common Stock 59,900 shares	478,601
Omnicare Inc.	Common Stock 13,800 shares	475,410
Global Power Equipment Group Inc.	Common Stock 19,941 shares	473,599
Trinity Industries Inc.	Common Stock 15,600 shares	468,936
TriMas Corporation	Common Stock 25,100 shares	450,545
Body Central Corporation	Common Stock 18,000 shares	449,280
Alaska Air Group Inc.	Common Stock 5,900 shares	443,031
OM Group, Inc.	Common Stock 19,500 shares	436,605
EMCOR Group, Inc.	Common Stock 16,000 shares	428,960
Lexmark International, Inc. Class A	Common Stock 12,900 shares	426,603
La-Z-Boy Inc.	Common Stock 35,500 shares	422,450
Spectrum Brands Holdings, Inc.	Common Stock 15,300 shares	419,220
Zimmer Holdings Inc.	Common Stock 7,800 shares	416,676
Saba Software, Inc.	Common Stock 52,400 shares	413,436
Accuray Inc.	Common Stock 94,000 shares	397,620
Symantec Corporation	Common Stock 25,400 shares	397,510
NXP Semiconductors	Common Stock 25,800 shares	396,546
Digital River Inc.	Common Stock 26,300 shares	395,026
CDC Software Corporation	Common Stock 148,900 shares	387,140
Starwood Property Trust Inc.	Common Stock 20,900 shares	386,859
Dole Food Company Inc.	Common Stock 44,700 shares	386,655
Brown Shoe Company Inc.	Common Stock 41,500 shares	369,350
SCBT Financial Corporation	Common Stock 12,700 shares	368,427
Portland General Electric Company	Common Stock 14,200 shares	359,118
United Financial Bancorp Inc.	Common Stock 22,000 shares	353,980
UIL Corporation	Common Stock 9,900 shares	350,163
Newpark Resources Inc.	Common Stock 35,700 shares	339,150
Omniamerican Bancorp, Inc.	Common Stock 20,400 shares	320,280
ICU Medical Inc.	Common Stock 6,800 shares	306,000
American Campus Communities Inc.	Common Stock 7,200 shares	302,112
Approach Resources Inc.	Common Stock 10,148 shares	298,453
Essa Bancorp Inc.	Common Stock 27,400 shares	286,878
FairPoint Communications, Inc.	Common Stock 53,901 shares	233,391
RTI International Metals Inc.	Common Stock 9,500 shares	220,495
Chatham Lodging Trust	Common Stock 20,000 shares	215,600
AMN Healthcare Services Inc.	Common Stock 47,767 shares	211,608
Stealthgas Inc.	Common Stock 54,400 shares	209,984
Murphy Oil Corporation	Common Stock 3,500 shares	195,090
Rand Logistics Inc.	Common Stock 29,500 shares	192,045

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

	### ###	### ###	### ###
Identity of Issue	Description of Investment	Current Value

Public Service Enterprise Group Inc.	Common Stock 5,700 shares	188,157
Graftech International Limited	Common Stock 13,000 shares	177,450
Gomet Inc.	Convertible Equity 17,377 shares	174,287
Geomet Inc.	Common Stock 156,400 shares	145,452
Cross Country Healthcare, Inc.	Common Stock 24,700 shares	137,085
Global Geophysical Services	Common Stock 7,200 shares	48,384
Great American Group Inc.	Common Stock 155,400 shares	17,560
New Frontier Media Inc.	Common Stock 10,409 shares	10,825

Total Small-Mid Cap Value Asset Class			254,871,575

Small-Mid Cap Index Asset Class:
Blackrock Extended Equity Market Fund F*	Common Collective Trust 4,523,935 units	125,674,917
Northern Trust Collective Extended Equity Index Fund – Non Lending*	Common Collective Trust 72,179 units	9,900,084

Total Small-Mid Cap Index Asset Class			135,575,001

Other:
BIF Money Fund	Cash and Short Term Investments	489,659
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Common Collective Trust 60,794 units	60,794

Total Other			550,453

Notes Receivable from Participants*	Interest rates 4.25% – 10.8%		41,582,977

			$2,606,958,240

* Indicates party-in-interest

Supplemental Schedule

Amgen Retirement and Savings Plan

EIN: 95-3540776 Plan: #001

December 31, 2011

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions

Barclays Bank PLC 2.375% Due 01/13/2014	Corporate Bond 100,000 units	$101,988
Participant Self-Directed Accounts	Various investments	37,563

Amgen Retirement and Savings Plan

EIN: 95-3540776 Plan Number: #001

Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations in Default

or Classified as Uncollectible

December 31, 2011

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)

Detailed description of loan including
dates of making and maturity, interest
rate, the type and value of collateral,
any renegotiation of the loan and the
terms of the renegotiation and other
material items (description of fixed
income obligation)

				Amount of interest overdue

Kaupthing Bank	$259,613	$76,725	Corporate bonds 310,000 units 7.625% due 12/31/2040	$70,913
Glitnir Banki HF	99,776	26,000	Corporate bonds 100,000 units 6.375% due 9/25/2012	19,125
Lehman Brothers Holdings Inc.	29,975	7,913	Corporate bonds 30,000 units 6.2% due 9/26/2014	3,720
Lehman Brothers Holdings Inc.	167,256	18	Corporate bonds 180,000 units 6.5% due 7/19/2017	35,100
Lehman Brothers Holdings Inc.	129,904	13	Corporate bonds 130,000 units 6.75% due 12/28/2017	30,713
Lehman Brothers Holdings Inc.	9,018	1	Corporate bonds 10,000 units 5.857% perpetual	2,050

Supplemental Schedule

Amgen Retirement and Savings Plan

EIN: 95-3540776 Plan: #001

December 31, 2011

Schedule H, line 4a – Schedule of Delinquent Participant Contributions

					Total
	Total that constitute Nonexempt Prohibited Transactions				fully
Year	Participant contributions and loan repayments transferred late to Plan	Contributions not corrected	Contributions corrected outside VFCP[1]	Contributions pending correction in VFCP[1]	corrected under VFCP[1] and PTE[2] 2002-51
2009	Employee contributions	$-	$5,397	$-	$-

Note: Contribution of $5,397 was deposited in the Plan approximately four months in arrears in 2009. Related earnings of $79 was deposited in the Plan in 2011.

1 Voluntary Fiduciary Correction Program

2 Prohibited Transaction Exemption

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date: June 14, 2012	By:	/s/ JONATHAN M. PEACOCK
Jonathan M. Peacock
Executive Vice President and Chief Financial Officer Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit 23.1 123
Consent of Independent Registered Public Accounting Firm	Exhibit 23.1